As filed with the U.S. Securities and Exchange Commission on October 24, 2025.

Registration No. 333-290562

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Northann Corp.

(Exact Name of Registrant as Specified in its Charter)

Nevada	3089	88-1513509
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

2251 Catawba River Rd

Fort Lawn, SC 29714

T: (916) 573 3803

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Vcorp Services, LLC

701 S. Carson Street, Suite 200

Carson City, NV 89701

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Henry Yin, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central, Hong Kong SAR (852) 3923-1111	Xiaoqin (Sherry) Li, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED OCTOBER 24, 2025

Northann Corp.

Up to 15,000,000 Shares of Common Stock

The selling stockholders (the “Selling Stockholders”) of Northann Corp. (“we,” “us” or the “Company”) identified in this prospectus may offer and resell under this prospectus up to 15,000,000 shares of our common stock, par value $0.001 per share, as adjusted from 120,000,000 shares of common stock to give effect to the 1-for-8 Reverse Stock Split effected by the Company on October 7, 2025 (collectively, the “Registered Shares”). The Registered Shares offered for resale consists of the following:

•	Up to 5,000,000 shares of common stock issued to each of the following investors on March 31, 2025, pursuant to the share purchase agreement entered into between the Company and such investors, on December 6, 2024 (the “Oneflow SPA”):

o	Up to 1,000,000 shares of common stock issued to Oneflow LLC;

o	Up to 1,000,000 shares of common stock issued to Ye Mo;

o	Up to 1,000,000 shares of common stock issued to Wenjue Wang;

o	Up to 1,000,000 shares of common stock issued to Lizaqueen Acquisition Inc.;

o	Up to 1,000,000 shares of common stock issued to Gageone LLC; and

•	Up to 10,000,000 shares of common stock issued to each of the following investors on September 3, 2025, pursuant to the share purchase agreement entered into between the Company and such investors, on December 6, 2024 (the “X29 SPA”):

o	Up to 2,000,000 shares of common stock issued to X29 LLC;

o	Up to 2,000,000 shares of common stock issued to Thilta Impact Funding LLC;

o	Up to 2,000,000 shares of common stock issued to Qianyun Zhu;

o	Up to 2,000,000 shares of common stock issued to Keqin Li;

o	Up to 2,000,000 shares of common stock issued to Zhiyun Xia.

We are not selling any shares of our common stock in this offering and we will not receive any of the proceeds from the sale of shares of our common stock by the Selling Stockholders. The Selling Stockholders will receive all of the proceeds from any sales of the shares of our common stock offered hereby.

Our registration of the shares of common stock covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares. The Selling Stockholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may resell the common stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

Any common stock subject to resale hereunder will have been issued by us and acquired by the Selling Stockholders prior to any resale of such shares pursuant to this prospectus.

No underwriter or other person has been engaged to facilitate the sale of the shares in this offering. The Selling Stockholders will bear all commissions and discounts, if any, attributable to its sales of the shares of common stock offered hereby. We will incur costs and expenses in connection with the registration of the shares of our common stock offered hereby, including filing, legal and accounting fees.

Our common stock is listed on The New York Stock Exchange under the symbol “NCL.” The last reported sale price of our common stock on The New York Stock Exchange on October 23, 2025, was $0.6318 per share.

Unless otherwise indicated, all information in this prospectus reflects (i) a 2-for-1 reverse split of our issued and outstanding shares of common stock and series A preferred stock (the “Series A Preferred Stock”), effected on July 5, 2023, and (ii) an 8-for-1 reverse split of our issued and outstanding shares of common stock and Series A Preferred Stock, effected on October 7, 2025.

The Company qualifies as an “emerging growth company” and “smaller reporting company” and is subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company” and “Prospectus Summary—Implications of Being a Smaller Reporting Company” on page 10.

Investing in our common stock involves significant risks. The risks could result in a material change in the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. See “Risk Factors” beginning on page 14 to read about factors you should consider before buying our common stock.

The shares of common stock offered in this prospectus are shares of Northann Corp., the Nevada holding company, which has no material operations of its own and conducts substantially all of its operations through its operating entities in the United States, Hong Kong and China. For a description of our corporate structure, see “Corporate History and Structure” beginning on page 32. Our corporate structure involves unique risks to investors. See “Risk Factors – Risks Related to Our Corporate Structure”.

In addition, as most of our products are manufactured through our subsidiary, Northann (Changzhou) Construction Products Co., Ltd., in China, we are subject to certain legal and operational risks associated with having operations in China. The Chinese government may exercise significant oversight and discretion over the conduct of our PRC subsidiaries’ business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our common stock, and could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. As of the date of this prospectus, our PRC subsidiaries are not operating in an industry that prohibits or limits foreign investment.

In addition, as advised by our PRC counsel, Grandall Law Firm, other than those permissions or approvals required for a domestic company in China to engage in the businesses similar to ours, we are not subject to cybersecurity review with the Cyberspace Administration of China, or the “CAC,” under the Cybersecurity Review Measures that became effective on February 15, 2022, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures; we are also not subject to network data security review by the CAC if the Draft Regulations on the Network Data Security Administration (Draft for Comments) (the “Security Administration Draft”) are enacted as proposed, since we currently do not have over one million users’ personal information and do not collect data that affects or may affect national security and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Security Administration Draft.

On February 17, 2023, the China Securities Regulatory Commission, or the “CSRC,” released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the “Trial Measures”, and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedure and report relevant information to the CSRC. As of the date of this prospectus, we have not received any inquiry, notice, warning, sanction, or any regulatory objection to this offering from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our operations. According to Article 34 of the Trial Measures, domestic enterprises refer to enterprises registered and formed in the territory of the People’s Republic of China, including domestic companies limited by shares directly conducting overseas offering and listing and domestic operating entities of entities indirectly conducting overseas offering and listing. In addition, according to Article 2 of the Trial Measures, the “direct overseas offering and listing of domestic enterprises” refers to the overseas offering and listing of companies limited by shares registered and established in China. As advised by our PRC counsel, Grandall Law Firm, because the Company is not a company registered and formed in the territory of China, the Company’s offering under this prospectus is not “direct overseas offering and listing of domestic enterprises” as defined under the Trial Measures. Furthermore, according to Article 2 of the Trial Measures, the “indirect overseas offering and listing of domestic enterprises” refers to the overseas offering and listing of enterprises whose main business activities are in China, in the name of enterprises registered overseas, which offering and listing are based on the equity, assets, income or other similar rights and interests of the domestic enterprises. According to Article 15 of the Trial Measures, if an issuer meets both of the following conditions, it shall be deemed as a domestic enterprise conducting indirect offshore issuance and listing: (1) The proportion of a domestic enterprise’s operating income, total profit, total assets or net assets for the most recent accounting year, to the relevant data in the issuer’s audited consolidated financial statements for the same period, is more than 50%; (2) The issuer’s main business activities are conducted within China or its main premises are located in China, or the majority of its senior management personnel are Chinese citizens or reside in China on a regular basis. As further advised by our PRC counsel, Grandall Law Firm, the Company does not meet both the requirements under Article 15 of the Trial Measures and therefore the Company’s offering under this prospectus is not an “Indirect overseas offering and listing of domestic enterprises”, considering that (i) the operating income and total profit of the Company’s subsidiaries that were established in China for the year ended December 31, 2022 do not account for more than 50% of the operating income and total profit in our consolidated financial statements for the same period, (ii) our main business is not conducted within China, and (iii) the majority of our senior management personnel are not Chinese citizens or reside in China on a regular basis. Therefore, as concluded by our PRC counsel, Grandall Law Firm, we are not required to complete the record filing requirement under the Trial Measures. If we inadvertently conclude that such filing procedures are not required, or applicable laws, regulations, or interpretations change such that we are required to complete the filing procedures in the future, we may be subject to investigations by the regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations and/or the value of our common stock, and could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. See “Risk Factors – Risks Related to Doing Business in China”.

In addition, since 2021, the Chinese government has strengthened its anti-monopoly supervision, mainly in three aspects: (1) establishing the National Anti-Monopoly Bureau; (2) revising and promulgating anti-monopoly laws and regulations, including: the Anti-Monopoly Law (draft Amendment published on October 23, 2021, revised in 2022 for public comments), the anti-monopoly guidelines for various industries, and the detailed Rules for the Implementation of the Fair Competition Review System; and (3) expanding the anti-monopoly law enforcement targeting Internet companies and large enterprises. As of the date of this prospectus, the Chinese government’s recent statements and regulatory actions related to anti-monopoly concerns have not impacted our ability to conduct business, accept foreign investments, or list on a U.S. or other foreign exchange because neither the Company nor its PRC operating entities engage in monopolistic behaviors that are subject to these statements or regulatory actions.

Our common stock may be prohibited from trading on a national exchange or over-the-counter under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. Pursuant to HFCA Act, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in: (1) Mainland China because of a position taken by one or more authorities in Mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which were subject to these determinations. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act and on December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Statement of Protocol”) with the CSRC and the Ministry of Finance of China. The terms of the Statement of Protocol would grant the PCAOB complete access to audit work papers and other information so that it may inspect and investigate PCAOB-registered accounting firms headquartered in China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. Our auditor, WWC, P.C., is headquartered in Mateo, CA and has been inspected by the PCAOB on a regular basis. WWC, P.C., is not headquartered in Mainland China or Hong Kong. Notwithstanding the foregoing, if the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, trading in our common stock will be prohibited under the HFCA Act, the Consolidated Appropriations Act, and NYSE American may determine to delist our common stock. See “Risk Factors— Risks Related to Our Common Stock this Offering, and Our Status as a Public Company—Our common stock may be delisted or prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCA Act”) and the Consolidated Appropriations Act, 2023, if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for two consecutive years beginning in 2021. The delisting of our common stock, or the threat of their being delisted, may materially and adversely affect the value of your investment” on page 22.

As a holding company, the Company may rely on dividends and other distributions on equity paid by its subsidiaries for cash and financing requirements. If any of the subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to the Company. As of the date of this prospectus, none of the subsidiaries has made any dividends or other distributions to the Company. In the future, cash proceeds raised by the Company from financing activities, may be transferred to the subsidiaries in the United States, Mainland China and Hong Kong via capital contribution or shareholder loans, as the case may be. As of the date of this prospectus, the Company has not made any dividend or distributions to U.S. investors. The Company has no present plans to declare dividends and plans to retain our earnings to continue to grow its business. See “Risk Factors—Risks Related to Our Corporate Structure—Northann Corp. is a holding company and will rely on dividends paid by its subsidiaries for its cash needs. Any limitation on the ability of its subsidiaries to make dividend payments to the Company, or any tax implications of making dividend payments to the Company, could limit the Company’s ability to pay its expenses or pay dividends to holders of its common stock.”

As of the date of this prospectus, funds and assets were transferred between the Company and the subsidiaries and among the subsidiaries for working capital purposes and during the ordinary course of business.

For the fiscal year ended December 31, 2023, (i) NCP transferred cash in the amount of US$210,089 to Marco, (ii) NCP transferred cash in the amount of US$3,552,318 to Crazy Industry, (iii) Crazy Industry transferred cash in the amount of US$3,696,330 to NCP, (iv) the Company transferred cash in the amount of US$2,740,000 to Northann Distribution Center Inc. (“NDC”), and (v) NDC transferred cash in the amount of US$ 269,700 to the Company.

For the fiscal year ended December 31, 2024, (i) NCP transferred cash in the amount of US$55,655 to Marco, (ii) Crazy Industry transferred cash in the amount of US$749,922 to NCP, (iii) Changzhou Ringold International Trading Co., Ltd. transferred cash in the amount of US$756,343 to Crazy Industry, (iv) the Company transferred cash in the amount of US$ 150,600 to NDC, and (v) NDC transferred cash in the amount of US$ 2,328,332.05 to the Company.

From January 1, 2025 to the date of this prospectus, no funds and assets were transferred between the Company and the subsidiaries and among the subsidiaries.

Cash flows of the Company can be found individually on page F-27 under Note 21 - Unrestricted Net Assets of the consolidated financial statements for the years ended December 31, 2024 and 2023 which are incorporated by reference in this registration statement. The transfers of funds between the Company and the subsidiaries and among subsidiaries are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Revision, the “Provisions on Private Lending Cases”), which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. As advised by our PRC counsel, Grandall Law Firm, the Provisions on Private Lending Cases does not prohibit using cash generated from the Company or one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between subsidiaries and between the Company and the subsidiaries. In addition, management monitors the cash position of each entity within our organization regularly and prepare budgets on a monthly basis to ensure each entity has the necessary funds to fulfil its obligation for the foreseeable future and to ensure adequate liquidity. In the event that there is a need for cash or a potential liquidity issue, it will be reported to the Chief Executive Officer and, subject to approval by the board of directors, we will enter into an intercompany loan for the subsidiary.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2025.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Stockholders named herein may, from time to time, offer and sell or otherwise dispose of the Registered Shares covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered, or the Registered Shares are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find Additional Information” in this prospectus.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give to you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Registered Shares.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these shares in any jurisdiction.

About this Prospectus

Neither we, nor any of our officers, directors, agents or representatives, make any representation to you about the legality of an investment in our common stock. You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock. You should rely only on the information contained in this prospectus or in any prospectus supplement that we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date hereof, regardless of the time of its delivery or any sale of the Registered Shares.

1

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“3D PRINTING” are to 3D PRINTING DEV, LLC, a limited liability company formed in Delaware on September 5, 2024, and a wholly-owned subsidiary of Benchwick LLC;

●	“Benchwick” are to Benchwick Construction Products Co., Limited, a company established in the special administrative regions of Hong Kong on March 21, 2014 and a wholly-owned subsidiary of the Company;

●	“Benchwick LLC” are to Benchwick LLC, a limited liability company formed in Delaware on May 31, 2022 and a wholly-owned subsidiary of the NBS;

●	“China” or the “PRC” are to the People’s Republic of China;

●	“Company” are to Northann Corp. a Nevada corporation incorporated on March 29, 2022;

●	“Crazy Industry” are to Crazy Industry (Changzhou) Industry Technology Co., Ltd., a company established in the PRC on September 4, 2018 and a wholly-owned subsidiary of Benchwick;

●	“Dotfloor” are to Dotfloor, Inc., a corporation incorporated in California on June 26, 2020 and a wholly-owned subsidiary of NDC;

●	“HKD” are to the official currency of Hong Kong;

●	“Marco” are to Changzhou Marco Merit International Trading Co., Ltd., a company established in the PRC on April 23, 2014 and a 51%-owned subsidiary of Benchwick;

●	“NBS” are to Northann Building Solutions LLC., a limited liability company formed in Delaware on August 15, 2013 and a wholly-owned subsidiary of the Company;

●	“NCP” are to Northann (Changzhou) Construction Products Co., Ltd., a company established in the PRC on December 4, 2013 and a wholly-owned subsidiary of the Company;

●	“NDC” are to Northann Distribution Center Inc., a corporation incorporated in California on February 10, 2016 and a wholly-owned subsidiary of NBS;

●	“Ringold” are to Changzhou Ringold International Trading Co., Ltd., a company established in the PRC on September 28, 2017 and a wholly-owned subsidiary of Benchwick;

●	“RMB” or “Chinese Yuan” are to the legal currency of China;

●	“U.S. dollars,” “dollars,” “USD,” “US$” or “$” are to the legal currency of the United States; and

●	“we”, “us”, “our” or the “Company” are to Northann Corp. and its subsidiaries.

2

PROSPECTUS SUMMARY

This summary only highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including “Risk Factors” beginning on Page 14, and the financial statements, and notes thereto herein, before making an investment decision. The following summary is qualified in its entirety by the detailed information appearing elsewhere in this prospectus.

Unless otherwise indicated, all information in this prospectus reflects (i) a 2-for-1 reverse split of our issued and outstanding shares of common stock and Series A Preferred Stock, effected on July 5, 2023, and (ii) an 8-for-1 reverse split of our issued and outstanding shares of common stock and Series A Preferred Stock, effected on October 7, 2025.

Our Business

We bring additive manufacturing, commonly known as 3D printing, and the volume production of innovative building solutions, to your home or business. Our robust portfolio of manufacturing solutions relies upon the use of ink, coating, resin, sound padding, glue and other raw materials to create a wide variety of flooring, decking and other products for customers throughout North America (mainly the United States and Canada), Europe and other regions under the brand name “Benchwick.” We believe that additive manufacturing is one of the most exciting and eco-friendly technologies in the market today. Previously, the U.S. Department of Energy estimated that, compared to traditional manufacturing, additive manufacturing might slash waste and materials cost by nearly 90% and cut manufacturing energy use by half.1 According to the recently published Wohlers Report 2024, additive manufacturing of metal components recorded growth of 24.4% in 2023.2 An estimated 3,793 metal systems were shipped in total, compared to 3,049 units in 2022.3

Innovation has always been our core value. Our commitment to new approaches in designing and manufacturing drives us to create new ways to improve how our core customers live and work. Crazy Industry invests substantial resources in research and product development and is committed to rapidly building new products and customizable and functional solutions to delight our customers. Crazy Industry’s product development team is committed to product design and development, and they focus their efforts on enhancing function, use, performance and flexibility of our products. As of the date of this prospectus, our subsidiaries, NBS, NCP and Crazy Industry, own a portfolio of over 60 granted or pending patents. The products reflect the evolving needs of our core customer’s home and business needs. We strive to make the products customizable, functional and affordable. Presently, NCP manufactures four proprietary solutions in vinyl flooring using innovative 3D printing technology: Infinite Glass, DSE, TruBevel and MattMaster. Each solution offers distinct functionalities and aesthetic finishes.

Our revenue mainly consists of wholesale and retail of the vinyl flooring products, which are primarily marketed and sold in the United States and Canada. During the six months ended June 30, 2025, and the fiscal years ended December 31, 2024, and 2023, 87.6%, 86.0 % and 86.2% of our revenue came from vinyl flooring products and other decorative panels.

NBS has also licensed some of its patents to other manufacturers with the goal to promote the technologies covered by those patents in the flooring industry. We believe that a wider market acceptance of 3D printed flooring will help establish the “Benchwick” brand further and to penetrate the markets and encourages innovation and changes to an already developed and static industry. During the six months ended June 30, 2025, and the fiscal years ended December 31, 2024, and 2023, none of our revenue came from patent licensing.

We serve customers in North America (mainly the United States and Canada), Europe and other regions. During the six months ended June 30, 2025, 99.6% of our revenue came from customers in the United States and nil% came from customers in Canada. During the fiscal year ended December 31, 2024, 99.6% of our revenue came from customers in the United States and nil% came from customers in Canada. During the fiscal year ended December 31, 2023, 98.2% of our revenue came from customers in the United States and 1.3% came from customers in Canada. During the six months ended June 30, 2025and the fiscal years ended December 31, 2024 and 2023, less than 1% of our revenue came from customers in Europe and less than 1% of the revenue came from customers in other regions.

1	Additive Manufacturing Building the Future Spotlight (energy.gov), by U.S. Department of Energy, Office of Technology Transitions, original published in April 2019 and updated in July 2019, https://www.energy.gov/sites/default/files/2019/07/f64/2019-OTT-Additive-Manufacturing-Spotlight_0.pdf.
2	https://www.3printr.com/wohlers-report-2024-3d-printing-market-grew-by-11-1-percent-in-2023-1470305/
3	https://www.3printr.com/wohlers-report-2024-3d-printing-market-grew-by-11-1-percent-in-2023-1470305/

3

Corporate History and Structure

We commenced operations in August 2013 with the establishment of NBS in Delaware.

In December 2013, NCP was established in China. Most of our products are manufactured through NCP.

In March 2014, Benchwick was established in Hong Kong. All of our wholesale and distribution operations are conducted through Benchwick.

In April 2014, Marco was established in China. All the import/export of our products are conducted through Marco.

In February 2016, NDC was established in California. NDC is a distribution center in the United States and maintains a small inventory for retail sales.

In September 2017, Ringold was established in China. All of the raw materials are procured from third parties through Ringold.

In September 2018, Crazy Industry was established in China. Crazy Industry is the research and development hub.

In June 2020, Dotfloor was established in California. Dotfloor operates dotfloor.com, our online store that offers our vinyl flooring products to retail customers in the United States.

In March 2022, Northann, our current ultimate holding company, was incorporated in Nevada as part of the restructuring transactions in contemplation of our initial public offering. In connection with its incorporation, in April 2022, we completed a share swap transaction and issued common stock and Series A Preferred Stock of Northann to the then existing stockholders of NBS, based on their then respective equity interests held in NBS. NBS then became our wholly-owned subsidiary.

In May 2022, Benchwick LLC was established in Nevada. Benchwick LLC is a wholly-owned subsidiary that is engaged in the development, manufacturing, and distribution of 3D printing technology, flooring products, and other related innovations.

On July 5, 2023, we effected a 2-for-1 reverse split of our issued and outstanding shares of common stock and Series A Preferred Stock.

In October 2023, the Company consummated the initial public offering of 172,500 shares of common stock (including overallotment to underwriters), par value $0.001 per share, at an offering price of $40.00 per share.

In September 2024, 3D PRINTING was established in Nevada. 3D PRINTING is a wholly-owned subsidiary that was established solely for the purposes of the development, establishment, operation, and financing of a resilient flooring manufacturing facility located at 2251 Catawba River Road, Fort Lawn, South Carolina 29714.

In October 2024, the Company completed the acquisition of Cedar Modern Limited, and in November 2024, the Company completed the acquisition of Raleigh Industries Limited.

In October 2025, we effected a 8-for-1 reverse split of our issued and outstanding shares of common stock and Series A Preferred Stock.

The following diagram illustrates our current corporate structure:

Recent Developments

On April 15, 2024, Mr. David M. Kratochvil resigned from the Company as the Company’s Chief Financial Officer (“CFO”). In connection with Mr. Kratochvil’s resignation, the Company entered into a separation agreement (the “Separation Agreement”) with Mr. Kratochvil setting forth the terms of his separation from service with the Company on April 15, 2024, which would take effect on April 23, 2024. Pursuant to the Separation Agreement, the agreement constitutes the complete understanding between the Company and Mr. Kratochvil, and supersedes any and all agreements, understandings, and discussions, whether written or oral, between Mr. Kratochvil and the Company regarding the subject matter thereof, except as specifically set forth therein. Notwithstanding the foregoing, any post-employment restrictive covenants (such as, without limitation, covenants of confidentiality, non-solicitation or non-competition) contained in any other agreement between Mr. Kratochvil and the Company, including, without limitation, those in the employment agreement dated April 18, 2023 between the Company and Mr. Kratochvil, shall remain in full force and effect.

The Board of Directors of the Company intends to conduct a search of potential internal and external candidates to replace Mr. Kratochvil.  In the interim, the Company has appointed Mr. Sunny S. Prasad as the interim CFO of the Company. Mr. Prasad has over 30 years of experience as an accountant and auditor with various professional audit firms, and has served as the Managing Partner at Sana Tax Corporation since 2014. Mr. Prasad obtained his Bachelors of Science in Accountancy in 2008 from National University in Sacramento, California.

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On May 17, 2024, Charles Caitlin Schaefer IV, a member of the Board of Directors of the Company, resigned as a member of the Board, effective immediately. Mr. Schaefer, an independent director, served as a member of the audit committee and the nominating committee, chair of the compensation committee of the Board at the time of his resignation.

On May 23, 2024, the remaining members of the Board appointed Mr. Umesh Patel as a member of the Company’s Board of Directors, a member of the audit committee and the nominating committee, as well as the chair of the compensation committee of the Board. Mr. Prasad has been serving as the chief executive officer and a director of Fuse Group Holding Inc., a company exploring opportunities in the mining industry, since February 2017, and the company’s chief financial officer since November 2022. He has also been a director of Nova Lifestyle, Inc. (NASDAQ: NVFY) since November 2016 and presently serves as the chairman of the Audit Committee and member of the Compensation Committee and Nominating and Governance Committee. Since May 2012, Mr. Patel has served as a managing partner of DviBri LLC, a California-based consulting company dedicated to managing all aspects of a client’s transition from a private firm to a publicly-listed company. From 2001 to 2007, Mr. Patel was the president and CFO of Digital Learning Management Corp. Mr. Patel received his Associate degree in hotel management and catering in 1976, and his Bachelor of Commerce degree specializing in audits and accounts in 1979, both from Maharaja Sayaji Rao University in Baroda, India.

On May 3, 2024, the Company signed final settlement agreements with the investors of certain convertible notes and warrants (together, the “Final Settlement Agreements”) to settle the balances of the convertible notes and warrants for $250,000 for each of the Investors, totaling $500,000, besides an aggregate of $1,200,000 paid by the Company in 2023.

On May 24, 2024, in accordance with the Final Settlement Agreements, the Company paid the settlement sum of $250,000 to each investor, and each of the Investors executed a Release of Security Interests evidencing and effecting the release, relinquishment, and discharge of certain security interests, including certain UCC financing statements as referenced therein. In light of the above, the Convertible Notes and the Warrants are terminated in full and rendered null and void.

On July 26, 2024, the Company entered into a lease agreement (as amended on August 5, 2024, the “Lease Agreement”) with SKY SC LLC (the “Landlord”), with a commencement date of August 20, 2024 (the “Commencement Date”). On November 19, 2024, the Company entered into a First Amendment of Lease with the Landlord (the “Amendment”). Under the Amendment, the Commencement Date has been amended from August 20, 2024 to November 1, 2024. Under the Amendment, the Landlord acknowledges that the Company has paid the first full month’s installment of the Base Rent (as defined in the Lease Agreement), and the Company shall pay the first full month’s estimated cost of the Company’s pro rata share of Taxes, Insurance, and Common Area Maintenance charges (all as defined under the Lease Agreement). The Landlord and Company acknowledges that each other party is not in default of the Lease Agreement, and that there are no conditions that, with the passage of time or giving of notice, would be deemed to be a default on the part of either the Company or the Landlord. The Landlord also acknowledges and agrees that 3D Printing Dev, LLC, a wholly owned subsidiary of the Company, subject to a separate assignment and assumption agreement, assumes the Lease Agreement starting from the execution of the Amendment.

In December, the Company moved its headquarters from California to 2251 Catawba River Rd, Fort Lawn, SC 29714.

On January 21, 2025, D PRINTING DEV, LLC, a Delaware limited liability company (“3D PRINTING”) and an indirect fully-owned subsidiary of Northann Corp. (the “Company”), entered into an EB-5 loan agreement (the “Loan Agreement”) with 3DFLOR OPPORTUNITY, LP, a Delaware limited partnership and a related party controlled by the Company’s CEO, Chairman and controlling shareholder, Lin Li (“3DFLOR”), pursuant to which 3DFLOR agreed to provide 3D PRINTING a loan, with an initial maximum principal amount of $24,000,000 at an interest rate of 1.00% per year. The loan shall be secured by a pledge of all 49 million Class A Units of 3D PRINTING, and a promissory note. Subject to certain conditions as set out under the Loan Agreement being fulfilled, 3DFLOR would make an initial advance to 3D PRINTING. The amount of such initial advance would be as requested by 3D PRINTING. Subsequently, subject to certain restrictions, requests for further advances may also be made from time to time by 3D PRINTING. The closing date of the Loan Agreement shall be the date on which the initial advance is received by 3D PRINTING, and the maturity date of the loan under the Loan Agreement is the third anniversary of the closing date, unless such maturity is extended pursuant to Section 2.04 or accelerated as a result of Section 6.02(a). 3D PRINTING intends to use such funds to finance the development and expansion of a 3D printing manufacturing facility located at 2251 Catawba River Road, Fort Lawn, South Carolina.

In connection with the Loan Agreement, 3D PRINTING issued a promissory note to 3DFLOR in an amount of $24,000,000, dated January 27, 2025 (the “Promissory Note”). The Promissory Note bears the interest of one percent (1%) per year and the interest shall be non-compounding and calculated on the basis of a 366-day year, payable on the basis of the actual number of days elapsed. Pursuant to the Loan Agreement, the principal is due and is repayable in full on the third (3rd) anniversary of the closing date of the Loan Agreement.

In connection with the Loan Agreement, on January 27, 2025, Benchwick LLC, a Delaware limited liability company and a fully-owned subsidiary of the Company (“Benchwick”), entered into a membership interest pledge agreement with 3DFLOR and 3D PRINTING, in favor of 3DFLOR (the “Pledge Agreement”), to pledge to 3DFLOR (i) all 49 million Class A Units of 3D PRINTING it owns (the “Pledged Units”) and (ii) all proceeds and products of the Pledged Units (collectively with the Pledged Units, “Collateral”), as security for the performance of 3D PRINTING’s obligations under the Loan Agreement. Under the Pledge Agreement, Benchwick shall, from time to time, be required by 3DFLOR to perfect the security interest of 3DFLOR in the Collateral. Under the Pledge Agreement, 3DFLOR is granted a first priority lien on all Collateral. Benchwick cannot transfer or encumber the Collateral without 3DFLOR’s approval, and 3DFLOR can seize, sell, or liquidate the Collateral if there is a default.

On February 27, 2025, 3D PRINTING filed a UCC-1 Financing Statement securing 3DFLOR’s security interests in the Collateral with Delaware. The Company’s audit committee approved and ratified the above mentioned transactions.

On May 24, 2025, approved by its audit committee of the board of directors, the Company dismissed WWC from its position as the independent registered public accounting firm for the Company.

During the Company’s two most recent fiscal years ended December 31, 2024 and 2023, and the subsequent interim period through May 23, 2025, the date of dismissal, there were no “disagreements” (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) between the Company and WWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of WWC, would have caused WWC to make reference to the subject matter of the disagreements in connection with its reports on financial statements of the Company for such years. During this same period, there were no “reportable events” (within the meaning of Item 304(a)(1)(v) of Regulation S-K and the related instructions under the Exchange Act).

On May 29, 2025, LAO Professionals (“LAO”) was appointed by the Company’s Audit Committee as the Company’s independent registered public accounting firm, to audit the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2024 and the fiscal year ending December 31, 2025.

Summary of Risk Factors

Investing in our shares of common stock involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to Our Corporate Structure

•	Northann Corp. is a holding company and will rely on dividends paid by its subsidiaries for its cash needs. Any limitation on the ability of its subsidiaries to make dividend payments to the Company, or any tax implications of making dividend payments to the Company, could limit the Company’s ability to pay its expenses or pay dividends to holders of its common stock. (See page 14 of this prospectus.)

Risks Related to Doing Business in China

•	Changes in China’s political, economic or social conditions could have a material adverse effect on our business and operations. (See page 15 of this prospectus.)

•	Uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to you and us. (See page 15 of this prospectus.)

•	PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to the PRC subsidiaries, which could materially and adversely affect their liquidity and their ability to fund and expand their business. (See page 15 of this prospectus.)

•	You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our PRC subsidiaries based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. (See page 17 of this prospectus.)

•	The PRC government exerts substantial influence over the manner in which our PRC subsidiaries conduct their business activities. The PRC government may also intervene or influence our operations at any time and may exert more control over foreign investment in China-based issuers, which could result in a material change in our PRC subsidiaries’ operations. (See page 17 of this prospectus.)

•	If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. (See page 18 of this prospectus.)

•	Recent greater oversight by the Cyberspace Administration of China (the “CAC”) over data security, could adversely impact our business. (See page 18 of this prospectus.)

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•	If we and/or our subsidiaries were to be required to obtain any permission or approval from or complete any filing procedure with the China Securities Regulatory Commission (the “CSRC”), the CAC, or other PRC governmental authorities in connection with future follow-on offerings under PRC laws, we and/or our subsidiaries may be fined or subject to other sanctions, and our subsidiaries’ business and our reputation, financial condition, and results of operations may be materially and adversely affected. (See page 18 of this prospectus.)

•	PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us. (See page 19 of this prospectus.)

•	Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment. (See page 20 of this prospectus.)

•	Under the EIT Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC stockholders and have a material adverse effect on our results of operations and the value of your investment. (See page 20 of this prospectus.)

•	We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies. (See page 21 of this prospectus.)

•	The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China. (See page 22 of this prospectus.)

Risks Related to Our Common Stock, this Offering, and Our Status as a Public Company

•	Our common stock may be delisted or prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCA Act”) and the Consolidated Appropriations Act, 2023, if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for two consecutive years. The delisting of our common stock, or the threat of their being delisted, may materially and adversely affect the value of your investment. (See page 22 of this prospectus.)

•	The purchase price for our common stock may not be indicative of prices that will prevail in the trading market and such market prices may be volatile. (See page 24 of this prospectus.)

•	You may experience extreme stock price volatility, including any stock-run up, unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock. (See page 24 of this prospectus.)

•	Raising additional capital by issuing securities may cause dilution to existing shareholders and/or have other adverse effects on our operations. (See page 24 of this prospectus.)

•	We do not intend to pay dividends for the foreseeable future. (See page 24 of this prospectus.)

•	If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our shares of common stock, the price of our common stock and trading volume could decline. (See page 2 of this prospectus.)

•	The market price of our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the purchase price. (See page 25 of this prospectus.)

•	NYSE American may apply additional and more stringent criteria for our continued listing because insiders hold a large portion of the Company’s listed securities. (See page 25 of this prospectus.)

•	Anti-takeover provisions in our charter documents and Nevada law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock. (See page 26 of this prospectus.)

•	We indemnify our officers and directors against liability to us and our security holders, and such indemnification could increase our operating costs. (See page 26 of this prospectus.)

•	We cannot predict the impact our multi-class structure may have on the stock price of our common stock. (See page 26 of this prospectus.)

•	We are an “emerging growth company,” as defined in the Securities Act, and a “smaller reporting company,” as defined in the Exchange Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors. (See page 27 of this prospectus.)

Permissions and Approvals

As of the date of this prospectus, our PRC subsidiaries have received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. Our PRC subsidiaries are not operating in an industry that prohibits or limits foreign investment. In addition, as advised by our PRC counsel, Grandall Law Firm, other than those permissions or approvals required for a domestic company in China to engage in the businesses similar to ours, we are not required to obtain any permissions or approvals from Chinese authorities, including the China Securities Regulatory Commission (CSRC), Cyberspace Administration of China (CAC) or any other governmental agency that is required to operate the business of the PRC subsidiaries and to offer the securities of the Company to any non-U.S. investors. Such requisite licenses, permissions and approvals include a business license, registration receipt of stationary pollution source discharge, registration of foreign trade operator, and a customs declaration corporate registration certificate.

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The following table provides details on the licenses and permissions held by our PRC subsidiaries.

Company	License/Permission/Approval	Issuing Authority	Validity
Crazy Industry	Business License	Changzhou Municipal Administration for Market Regulation	Long term
Marco	Business License	Changzhou Municipal Administration for Market Regulation	Until April 22, 2034
Marco	Registration of Foreign Trade Operator	Changzhou Bureau of Commerce	Long term
Marco	Customs Declaration Corporate Registration Certificate	Changzhou Customs	Long term
Ringold	Business License	Changzhou Municipal Administration for Market Regulation	Until September 27, 2037
NCP	Business License	Changzhou Municipal Administration for Market Regulation	Until December 3, 2043
NCP	Registration Receipts of Stationary Pollution Source Discharge	Ministry of Ecology and Environment of the People’s Republic of China	Until April 6, 2026

Business License

The Business License of each PRC subsidiary can be renewed and extended upon the timely filing of extension applications with the PRC government authorities. Where there is a change in the details stated on a business licence, we shall complete change of registration formalities in accordance with the law and the company registration authorities shall issue a new business licence. According to Article 46 of Administrative Regulation of the People’s Republic of China on the Registration of Market Entities, Where any market entity fails to go through the formalities for registration of change in accordance with this Regulation, the registration authority shall order it to make corrections; if it refuses to do so, it shall be subject to a fine of more than RMB10,000 but less than RMB100,000 yuan; in case of serious circumstances, its business license shall be revoked.

Registration Receipts of Stationary Pollution Source Discharges

The pollutant discharge permit management information platform will automatically send a reminder to update the registration information when the Registration Receipts of Stationary Pollution Source Discharge expires.

Registration of Foreign Trade Operator

On December 30, 2022, the Foreign Trade Law of the People’s Republic of China was amended so that as of December 30, 2022, foreign trade operators engaged in the import and export of goods or technology do not need to complete record registration.

Customs Declaration Corporate Registration Certificate

The Customs Declaration Corporate Registration Certificate has a long-term effective period and does not need to be renewed.

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On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the “Trial Measures”, and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedure and report relevant information to the CSRC. As of the date of this prospectus, the Trail Measures have not come into effect and we have not received any inquiry, notice, warning, sanction, or any regulatory objection to this offering from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our operations. According to Article 34 of the Trial Measures, domestic enterprises refer to enterprises registered and formed in the territory of the People’s Republic of China, including domestic companies limited by shares directly conducting overseas offering and listing and domestic operating entities of entities indirectly conducting overseas offering and listing. In addition, according to Article 2 of the Trial Measures, the “direct overseas offering and listing of domestic enterprises” refers to the overseas offering and listing of companies limited by shares registered and established in China. As advised by our PRC counsel, Grandall Law Firm, because the Company is not a company registered and formed in the territory of China, the Company’s offering under this prospectus is not “direct overseas offering and listing of domestic enterprises” as defined under the Trial Measures. Furthermore, according to Article 2 of the Trial Measures, the “indirect overseas offering and listing of domestic enterprises” refers to the overseas offering and listing of enterprises whose main business activities are in China, in the name of enterprises registered overseas, which offering and listing are based on the equity, assets, income or other similar rights and interests of the domestic enterprises. According to Article 15 of the Trial Measures, if an issuer meets both of the following conditions, it shall be deemed as a domestic enterprise conducting indirect offshore issuance and listing: (1) The proportion of a domestic enterprise’s operating income, total profit, total assets or net assets for the most recent accounting year, to the relevant data in the issuer’s audited consolidated financial statements for the same period, is more than 50%; (2) The issuer’s main business activities are conducted within China or its main premises are located in China, or the majority of its senior management personnel are Chinese citizens or reside in China on a regular basis. As further advised by our PRC counsel, Grandall Law Firm, the Company does not meet both the requirements under Article 15 of the Trial Measures and therefore the Company’s offering under this prospectus is not an “indirect overseas offering and listing of domestic enterprises”, considering that (i) the operating income and total profit of the Company’s subsidiaries that were established in China for the year ended December 31, 2024 do not account for more than 50% of the operating income and total profit in our consolidated financial statements for the same period, (ii) our main business is not conducted within China, and (iii) the majority of our senior management personnel are not Chinese citizens or reside in China on a regular basis. Therefore, as concluded by our PRC counsel, Grandall Law Firm, we are not required to complete the record filing requirement under the Trial Measures. If we inadvertently conclude that such filing procedures are not required, or applicable laws, regulations, or interpretations change such that we are required to complete the filing procedures in the future, we may be subject to investigations by the regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. See “Risk Factors – Risks Related to Doing Business in China – Uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to you and us.” “– The PRC government exerts substantial influence over the manner in which our PRC subsidiaries conduct their business activities. The PRC government may also intervene or influence our operations at any time and may exert more control over foreign investment in China-based issuers, which could result in a material change in our PRC subsidiaries’ operations.” and “– The approval or filing requirements of the China Securities Regulatory Commission (CSRC) may be required in connection with this offering under PRC law.”

Dividends and Other Distributions

The Company is a holding company and conducts substantially all of its business through its subsidiaries in the United States, Hong Kong and China. The Company may rely on dividends to be paid by its subsidiaries to fund its cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to its stockholders, to service any debt we may incur and to pay its operating expenses. If any of the subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to the Company.

There are no restrictions in our Articles of Incorporation or Bylaws that prevent the Company from declaring dividends. The Nevada Revised Statutes, however, prohibit the Company from declaring dividends where, after giving effect to the distribution of the dividends:

●	the Company would not be able to pay its debts as they become due in the usual course of business; or

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●	the total assets of the Company would be less than the sum of the total liabilities of the Company plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution, unless otherwise permitted under our Articles of Incorporation.

According to the Limited Liability Company Act of Delaware, in general, each of NBS, Benchwick LLC, and 3D PRINTING may make a distribution to its stockholders to the extent, after giving effect to the distribution, all liabilities of such entity, other than liabilities to its stockholders on account of its stockholder’s membership interests in such entity, do not exceed the fair value of the assets such entity.

According to the California General Corporation Law, Dotfloor and NDC may make a distribution to their stockholders if the retained earnings of each of Dotfloor and NDC equal at least the amount of the proposed distribution. The California General Corporation Law also provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its stockholders if it meets two conditions, which generally stated are as follows: (i) the corporation’s assets equal at least 1 and 1/4 times its liabilities, and (ii) the corporation’s current assets equal at least its current liabilities or, if the average of the corporation’s earnings before taxes on income and before interest expenses for the two preceding fiscal years was less than the average of the corporation’s interest expenses for such fiscal years, then the corporation’s current assets must equal at least 1 and 1/4 times its current liabilities.

Benchwick, Cedar Modern Limited, and Raleigh Industries Limited, our Hong Kong subsidiaries, are permitted, under the laws of Hong Kong, to provide funding to the Company through dividends distribution out of its profits. Under the current practices of the Hong Kong Inland Revenue Department, no tax is payable in Hong Kong in respect of dividends paid to the Company as a Nevada corporation.

According to the PRC Company Law and Foreign Investment Law, each of Crazy Industry, Marco, Ringold and NCP, as a foreign invested enterprise, or FIE, is required to draw 10% of its after-tax profits each year, if any, to fund a common reserve, which may stop drawing its after-tax profits if the aggregate balance of the common reserve has already accounted for over 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, under the EIT Law, which became effective in January 2008, the maximum tax rate for the withholding tax imposed on dividends payments from PRC foreign invested companies to their overseas investors that are not regarded as “resident” for tax purposes is 20%. The rate was reduced to 10% under the Implementing Regulations for the EIT Law issued by the State Council. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies. Under the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, where a Hong Kong resident enterprise, which is considered a non-PRC tax resident enterprise, directly holds at least 25% of the equity interests in a PRC enterprise, the withholding tax rate in respect to the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority. Accordingly, Benchwick, our only Hong Kong subsidiary that has subsidiaries, is able to enjoy the 5% withholding tax rate for the dividends it receives from its PRC subsidiaries, Crazy Industry, Ringold and Marco if Benchwick satisfies the conditions prescribed in relevant tax rules and regulations and obtain the approvals as required. However, if Benchwick is considered to be a non-beneficial owner for purposes of the tax arrangement, any dividends paid to it by its PRC subsidiaries directly would not qualify for the preferential dividends withholding tax rate of 5%, but rather would be subject to a rate of 10%.

Transfers of funds among the PRC subsidiaries, Crazy Industry, Marco, Ringold and NCP, are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Revision, the “Provisions on Private Lending Cases”), which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases set forth that private lending contracts will be upheld as invalid under the circumstance that (i) the lender swindles loans from financial institutions for relending; (ii) the lender relends the funds obtained by means of a loan from another profit-making legal person, raising funds from its employees, illegally taking deposits from the public; (iii) the lender who has not obtained the lending qualification according to the law lends money to any unspecified object of the society for the purpose of making profits; (iv) the lender lends funds to a borrower when the lender knows or should have known that the borrower intended to use the borrowed funds for illegal or criminal purposes; (v) the lending is violations of public orders or good morals; or (vi) the lending is in violations of mandatory provisions of laws or administrative regulations. As advised by our PRC counsel, Grandall Law Firm, the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations.  We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between subsidiaries. See “Regulation – Regulations Relating to Private Lending.”

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In addition, management monitors the cash position of each entity within our organization regularly and prepare budgets on a monthly basis to ensure each entity has the necessary funds to fulfil its obligation for the foreseeable future and to ensure adequate liquidity. In the event that there is a need for cash or a potential liquidity issue, it will be reported to the Chief Executive Officer and, subject to approval by the board of directors, we will enter into an intercompany loan for the subsidiary.

During the six months ended June 30, 2025 and the fiscal years ended December 31, 2024 and 2023 and as of the date of this prospectus, none of the subsidiaries has made any dividends or other distributions to the holding company. Funds and assets were transferred between the Company and the subsidiaries and among the subsidiaries for working capital purposes and during the ordinary course of business. Cash proceeds raised by the Company from financing activities, may be transferred to the subsidiaries in the United States, Mainland China and Hong Kong via capital contribution or shareholder loans, as the case may be. As of the date of this prospectus, the Company had not made any no dividends or distributions to U.S. investors and the Company does not plan to make any dividends or distributions in the future. See “Dividend Policy”.

Competitive Advantages

We believe that the following competitive advantages contribute to our success and differentiate us from our competitors:

●	Commitment to innovation,

●	Limitless customization,

●	Low labor and inventory costs,

●	Rigorous quality control,

●	Professionally recognized sustainable practices,

●	Diversified market reach and

●	Experienced management team.

Growth Strategies

We strive to improve our cost structure, provide high quality services and products, expand our product range and increase our market share by pursuing the following strategies:

●	Made in the United States,

●	Vertical integration, and

●	Expand Market Share

Corporate Information

Our principal executive office is located at 2251 Catawba River Rd, Fort Lawn, SC 29714. The telephone number of our principal executive offices is (916) 573 3803. Our registered agent in the United States is Vcorp Services, LLC, located at 701 S. Carson Street, Suite 200, Carson City, NV 89701.

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Implications of Being a Smaller Reporting Company

We qualify as an “smaller reporting company” as defined in Rule 405 of the Securities Act and Item 10 of Regulation S-K. A smaller reporting company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure;

●	the reduced disclosure obligation regarding executive compensation under Item 402 of Regulation S-K; and

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for so long as we remain a smaller reporting company. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than US$250 million or (ii) our annual revenue was less than US$100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than US$700 million.

Implications of Being an “Emerging Growth Company”

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 10-K following the effectiveness of our initial public offering.

We intend to continue to take advantage of all of these reduced reporting requirements and exemptions.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), occurred, if we have more than US$1.235 billion in annual revenue, have more than US$700 million in market value of our common stock held by non-affiliates, or issue more than US$1 billion in principal amount of non-convertible debt over a three-year period.

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Implications of Being a Controlled Company

Our Chairman of the Board, Chief Executive Officer, President, Secretary, and Treasurer, Lin Li, beneficially owns approximately 28.0% of the aggregate voting power of our common stock and Series A Preferred Shares. We are deemed a “controlled company” for the purposes of the NYSE American Company Guide. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

●	the requirement that a majority of our board of directors must be independent directors;

●	the requirement that our director nominees must be selected or recommended to the Board for determination, by either a Nomination Committee comprised solely of independent directors or by a majority of the independent directors;

●	the requirement that we have a formal written charter or board resolution, as applicable, addressing the nominations process and such related matters as may be required under the federal securities laws; and

●	the requirement that compensation of the chief executive officer must be determined, or recommended to the Board for determination, either by a Compensation Committee comprised of independent directors or by a majority of the independent directors on its Board of Directors and that compensation for all other officers must be determined, or recommended to the Board for determination, either by such Compensation Committee or a majority of the independent directors on the company’s Board of Directors.

Although we do not currently rely on the controlled company exemptions under the NYSE American Company Guide, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to stockholders of companies that are subject to all of the corporate governance requirements of NYSE American Company Guide.

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THE OFFERING
Securities offered by the Selling Stockholders:

Up to 15,000,000 shares of common stock, consisting of (i) up to 5,000,000 shares of Common Stock issued to certain investors pursuant to the Oneflow SPA on March 31, 2025, and (ii) up to 10,000,000 shares of Common Stock issued to certain investors on September 3, 2025, pursuant to the X29 SPA.

Terms of the Offering:	The Selling Stockholders will sell the Registered Shares covered under this prospectus at the prevailing market prices or privately negotiated prices. See “Plan of Distribution” on page 41 of this prospectus.

Selling Stockholders:	The Selling Stockholders will receive all of the proceeds from the sale of Registered Shares for sale by them under this prospectus. We will not receive proceeds from the sale of the Registered Shares covered under this prospectus by the Selling Stockholders.

Use of Proceeds:	All shares of common stock offered by this prospectus are being registered for the account of the Selling Stockholder and we will not receive any proceeds from the sale of these shares. See “Use of Proceeds” on page 31 of this prospectus.

Risk Factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our shares of common stock.

Ticker Symbol:	NCL

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RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus and in the documents we incorporate by reference herein, you should carefully consider the risks discussed below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, before making a decision about investing in our securities. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks described below and in the sections referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our shares of common stock if you can bear the risk of loss of your entire investment.

Risks Related to Our Corporate Structure

Northann Corp. is a holding company and will rely on dividends paid by its subsidiaries for its cash needs. Any limitation on the ability of its subsidiaries to make dividend payments to the Company, or any tax implications of making dividend payments to the Company, could limit the Company’s ability to pay its expenses or pay dividends to holders of its common stock.

Because Northann Corp. is a holding company, we conduct substantially all of our business through our subsidiaries in the United States, Hong Kong and China. Northann Corp. may rely on dividends to be paid by its subsidiaries to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our stockholders, to service any debt we may incur and to pay its operating expenses. If any of the subsidiaries incurs debt on its behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to the Company.

There are no restrictions in our Articles of Incorporation or Bylaws that prevent the Company from declaring dividends. The Nevada Revised Statutes, however, prohibit the Company from declaring dividends where, after giving effect to the distribution of the dividend:

●	the Company would not be able to pay its debts as they become due in the usual course of business; or

●	the total assets of the Company would be less than the sum of the total liabilities of the Company plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution, unless otherwise permitted under our Articles of Incorporation.

According to the Limited Liability Company Act of Delaware, in general, each of NBS, Benchwick LLC, and 3D PRINTING may make a distribution to its stockholders to the extent, after giving effect to the distribution, all liabilities of such entity, other than liabilities to its stockholders on account of its stockholder’s membership interests in such entity, do not exceed the fair value of the assets such entity.

According to the California General Corporation Law, Dotfloor and NDC may make a distribution to their stockholders if the retained earnings of each of Dotfloor and NDC equal at least the amount of the proposed distribution. The California General Corporation Law also provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its stockholders if it meets two conditions, which generally stated are as follows: (i) the corporation’s assets equal at least 1 and 1/4 times its liabilities, and (ii) the corporation’s current assets equal at least its current liabilities or, if the average of the corporation’s earnings before taxes on income and before interest expenses for the two preceding fiscal years were less than the average of the corporation’s interest expenses for such fiscal years, then the corporation’s current assets must equal at least 1 and 1/4 times its current liabilities.

Benchwick, Cedar Modern Limited, and Raleigh Industries Limited, our Hong Kong subsidiaries, are permitted, under the laws of Hong Kong, to provide funding to the Company through dividend distribution out of its profits.  Under the current practices of the Hong Kong Inland Revenue Department, no tax is payable in Hong Kong in respect of dividends paid to the Company as a Nevada corporation.

According to the PRC Company Law and the Foreign Investment Law, each of Crazy Industry, Marco, Ringold and NCP, as a foreign invested enterprise, or FIE, is required to draw 10% of its after-tax profits each year, if any, to fund a common reserve, which may stop drawing its after-tax profits if the aggregate balance of the common reserve has already accounted for over 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, under the EIT Law, which became effective in January 2008, the maximum tax rate for the withholding tax imposed on dividend payments from PRC foreign invested companies to their overseas investors that are not regarded as a “resident” for tax purposes is 20%. The rate was reduced to 10% under the Implementing Regulations for the EIT Law issued by the State Council. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of a foreign holding company. Mainland China and the Hong Kong Special Administrative Region entered into a tax arrangement to avoid double taxation and prevent fiscal evasion with respect to income tax. The tax arrangement applies where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise, directly holds at least 25% of equity interests in a PRC enterprise. In that case the withholding tax rate in respect to the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority. Accordingly, our only Hong Kong subsidiary that has subsidiaries, is able to enjoy the 5% withholding tax rate for the dividends it receives from its PRC subsidiaries (Crazy Industry, Ringold and Marco if Benchwick) satisfies the conditions prescribed in relevant tax rules and regulations and obtains the required approvals. However, if Benchwick is considered a non-beneficial owner for purposes of the tax arrangement, any dividends paid to it by its PRC subsidiaries directly would not qualify for the preferential dividend withholding tax rate of 5%, but rather would be subject to a rate of 10%.

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In addition, in response to the persistent capital outflow and the Renminbi’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China (“PBOC”) and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subjected to tighter scrutiny in the future.

Risks Related to Doing Business in China

Changes in China’s political, economic or social conditions could have a material adverse effect on our business and operations.

Most of our products are manufactured through NCP in China and as a result, our business, financial condition, results of operations, and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese government plays a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes of economic conditions in China, in the policies of the Chinese government, or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, reduce production and weaken our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustments, to control the pace of economic growth. These measures may cause decreased economic activities in China, which may adversely affect our business and operating results.

Uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to you and us.

Our PRC subsidiaries are subject to various PRC laws and regulations generally applicable to companies in China. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, however, the interpretations of many laws, regulations, and rules are not always uniform and enforcement of these laws, regulations, and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, however, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in the PRC legal system than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies, internal rules, and regulations that may have retroactive effects and may change quickly with little advance notice. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainties over the scope and effect of our contractual, property (including intellectual property), and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to the PRC subsidiaries, which could materially and adversely affect their liquidity and their ability to fund and expand their business.

We are an offshore holding company conducting our operations in the U.S. and Hong Kong through offshore subsidiaries and in China through the PRC subsidiaries, to which we can make loans and make additional capital contributions. Most of these loans or contributions to our PRC subsidiaries are subject to PRC regulations and approvals or registration. For example, any loans to the PRC subsidiaries, which are treated as foreign-invested enterprises under PRC law, are subject to PRC regulations and foreign exchange loan registrations. Furthermore, loans made by us to the PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE, or filed with SAFE in its information system. Pursuant to relevant PRC regulations, we may provide loans to the PRC subsidiaries up to the larger amount of (i) the balance between the registered total investment amount and registered capital of these entities, or (ii) twice the amount of the net assets of these entities calculated in accordance with the Circular on Full-Coverage Macro-Prudent Management of Cross-Border Financing, or the “PBOC Circular 9.” Moreover, any medium or long-term loan to be provided by us to the PRC subsidiaries, or other domestic PRC entities must also be filed and registered with the National Development and Reform Commission (the “NDRC”). We may also decide to finance the PRC subsidiaries by means of capital contributions. These capital contributions are subject to registration with the SAMR or its local branch, reporting of foreign investment information with the Ministry of Commerce of the PRC (the “MOFCOM”), or registration with other governmental authorities in China.

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On March 30, 2015, SAFE issued the Notice of the State Administration of Foreign Exchange on Reforming the Administrative Approach Regarding the Settlement of the Foreign Exchange Capital of Foreign-invested Enterprises, or “SAFE Circular 19,” which took effect and replaced previous regulations effective on June 1, 2015, and was amended on December 30, 2019. Pursuant to SAFE Circular 19, up to 100% of foreign currency capital of a foreign-invested enterprise may be converted into RMB capital according to the actual operation, and within the business scope, of the enterprise at its will. Although SAFE Circular 19 allows for the use of RMB converted from the foreign currency-denominated capital for equity investments in the PRC, the restrictions continue to apply as to foreign-invested enterprises’ use of the converted RMB for purposes beyond their business scope, for entrusted loans or for inter-company RMB loans. On June 9, 2016, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or “SAFE Circular 16,” effective on June 9, 2016, which reiterates some rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-affiliated enterprises. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from our offshore offerings, to the PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in China. On October 23, 2019, SAFE issued the Notice of the State Administration of Foreign Exchange on Further Facilitating Cross-border Trade and Investment, or “SAFE Circular 28,” which, among other things, expanded the use of foreign exchange capital to domestic equity investment area. Non-investment foreign-funded enterprises are allowed to lawfully make domestic equity investments by using their capital on the premise without violation to prevailing Special Administrative Measures for Access of Foreign Investments (Edition 2021), or the “Negative List,” and the authenticity and compliance with the regulations of domestic investment projects. However, since SAFE Circular 28 is newly promulgated, it is unclear how SAFE and competent banks will carry it out in practice.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, including SAFE Circular 19, SAFE Circular 16, and other relevant rules and regulations, we cannot assure you that we will be able to complete the necessary registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans or capital contributions to the PRC subsidiaries. As a result, uncertainties exist as to our ability to provide prompt financial support to the PRC subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received or expect to receive from our offshore offerings and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect the PRC subsidiaries’ business, including their liquidity and their ability to fund and expand their business.

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You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our PRC subsidiaries based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

Our subsidiaries conduct a substantial amount of operations (including the manufacturing of most of our products) in China and most of our assets and equipment are located in China. As a result, it may be difficult for you to effect service of process upon us or our PRC subsidiaries inside China. In addition, there is uncertainty as to whether the PRC would recognize or enforce judgments of U.S. courts against us or our PRC subsidiaries predicated upon the civil liability provisions of U.S. securities laws or those of any U.S. state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the U.S. that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. For example, in China, there are significant legal and other obstacles to obtaining information needed for stockholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross-border securities activities, such regulatory cooperation with the securities regulatory authorities in the U.S. may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to a company’s securities and business activities to foreign agencies without prior consent from the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council. While detailed interpretation of or implementing rules under Article 177 have yet to be promulgated, the inability of an overseas securities regulator to directly conduct an investigation or evidence collection activities within China may further increase the difficulties faced by you in protecting your interests. See “Enforceability of Civil Liabilities.”

The PRC government exerts substantial influence over the manner in which our PRC subsidiaries conduct their business activities. The PRC government may also intervene or influence our operations at any time and may exert more control over foreign investment in China-based issuers, which could result in a material change in our PRC subsidiaries’ operations.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in our operations in China.

For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it began investigating Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s smartphone application be removed from smartphone application stores. Similarly, our business segments may be subject to various government and regulatory interference in the regions in which we operate. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Although we believe that we are in compliance with existing and newly adopted laws and regulations of the PRC, we cannot assure you that PRC regulatory agencies would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. In the event that we are subject to any mandatory review and other specific actions required by any Chinese regulator, we face uncertainty as to whether any clearance or other required actions can be timely completed, or at all. Given such uncertainty, we may be further required to suspend our relevant business, shut down our website, or face other penalties, which could materially and adversely affect our business, financial condition, and results of operations. Any future action by the PRC government could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

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If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

We face risks arising from China including risks and uncertainties regarding the enforcement of laws and that rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence the operations of our subsidiaries in PRC and Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in the operations of our subsidiaries in PRC and Hong Kong and/or the value of our common stock.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China through our subsidiaries in PRC and Hong Kong may be harmed by changes in laws and regulations in China, including those relating to securities regulation, data protection, cybersecurity and mergers and acquisitions and other matters. The PRC central or local governments may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our and our subsidiaries’ compliance with such regulations or interpretations.

Government actions in the future could significantly affect economic conditions in China or particular regions thereof, and could require our subsidiaries in PRC and Hong Kong to materially change their operating activities or divest ourselves of any interests we hold in Chinese assets. Our subsidiaries in PRC and Hong Kong may be subject to various government and regulatory interference. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Such subsidiaries’ operations could be adversely affected, directly or indirectly, by changes to existing laws or implementation of future laws and regulations relating to their business or industry.

As of the date of this prospectus, we and our subsidiaries in the Mainland China and Hong Kong (1) are not required to obtain permissions from any PRC authorities to operate or issue our common stock to foreign investors, (2) are not subject to permission requirements from the CSRC, CAC or any other entity that is required to approve their operations in the Mainland China and Hong Kong, and (3) have not received or were denied such permissions by any PRC authorities. Nevertheless, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. The regulatory agencies like CSRC or CAC may impose fines and penalties on our operations in the Mainland China or Hong Kong, limit our ability to pay dividends outside of the Mainland China or Hong Kong, limit our operations in the Mainland China or Hong Kong, delay or restrict the repatriation of the proceeds from this offering into the Mainland China or Hong Kong or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. The CSRC, the CAC, or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our common stock. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities.

Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or complete hinder our ability to offer or continue to offer our securities and cause the value of such securities to significantly decline or be worthless.

Recent greater oversight by the Cyberspace Administration of China (the “CAC”) over data security, could adversely impact our business.

On December 28, 2021, the CAC, together with 12 other governmental departments of the PRC, jointly promulgated the Cybersecurity Review Measures, which took effect on February 15, 2022. The Cybersecurity Review Measures provide that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, data processing operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures further require that CIIOs and data processing operators that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries.

On November 14, 2021, the CAC published the Security Administration Draft, which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. According to the Security Administration Draft, data processing operators who possess personal data of at least one million users or collect data that affects or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. The deadline for public comments on the Security Administration Draft was December 13, 2021.

As of the date of this prospectus, we have not received any notice from any authorities identifying our PRC subsidiaries as CIIOs or requiring us to go through cybersecurity review or network data security review by the CAC. We believe that the operations of our PRC subsidiaries and our listing will not be affected and that we will not be subject to cybersecurity review and network data security review by the CAC, given that: (i) because our companies mainly manufacture and sell vinyl flooring products, our PRC subsidiaries are unlikely to be classified as CIIOs by the PRC regulatory agencies; (ii) our PRC subsidiaries make all of their sales through distributors and do not collect or have access to personal data of the end customers and as a result, we possess personal data of fewer than one million individual clients in our business operations as of the date of this prospectus; and (iii) since our PRC subsidiaries are in the vinyl flooring manufacture and wholesale industry, data processed in our business is unlikely to have a bearing on national security and therefore is unlikely to be classified as core or important data by the authorities. There remains uncertainty, however, as to how the Cybersecurity Review Measures and the Security Administration Draft will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures and the Security Administration Draft. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot guarantee, however, that we will not be subject to cybersecurity review and network data security review in the future. During such reviews, we may be required to suspend our operations or experience other disruptions to our operations. Cybersecurity review and network data security review could also result in negative publicity with respect to our Company and a diversion of our managerial and financial resources, which could materially and adversely affect our business, financial conditions, and results of operations.

If we and/or our subsidiaries were to be required to obtain any permission or approval from or complete any filing procedure with the China Securities Regulatory Commission (the “CSRC”), the CAC, or other PRC governmental authorities in connection with future follow-on offerings under PRC laws, we and/or our subsidiaries may be fined or subject to other sanctions, and our subsidiaries’ business and our reputation, financial condition, and results of operations may be materially and adversely affected.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which took effect on March 31, 2023. The Trial Measures requires companies in mainland China that seek to offer and list securities overseas, both directly and indirectly, to fulfil the filing procedures with the CSRC. According to the Trial Measures, the determination of the “indirect overseas offering and listing by companies in mainland China” shall comply with the principle of “substance over form” and particularly, an issuer will be required to go through the filing procedures under the Trial Measures if the following criteria are met at the same time: (i) 50% or more of the issuer’s operating revenue, total profits, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year are accounted for by companies in mainland China; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China. On the same day, the CSRC held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which clarifies that (i) on or prior to the effective date of the Trial Measures, companies in mainland China that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges shall complete the filing before the completion of their overseas offering and listing; and (ii) companies in mainland China which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges and are not required to re-perform the regulatory procedures with the relevant overseas regulatory authority or stock exchange, but have not completed the indirect overseas listing, shall complete the overseas offering and listing before September 30, 2023, and failure to complete the overseas listing within such six-month period will subject such companies to the filing requirements with the CSRC.

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Based on the assessment conducted by the management, we are not subject to the Trial Measures, because our main business are not conducted within China, our main premises are not located in China, and the majority of our senior management personnel are not Chinese citizens or reside in China on a regular basis. However, as the Trial Measures and the supporting guidelines are newly published, there exists uncertainty with respect to the implementation and interpretation of the principle of “substance over form”. As of the date of this prospectus, there was no material change to these regulations and policies since our IPO. If our future follow-on offerings were later deemed as “indirect overseas offering and listing by companies in mainland China” under the Trial Measures, we may need to complete the filing procedures for our offering. If we are subject to the filing requirements, we cannot assure you that we will be able to complete such filings in a timely manner or even at all.

Since these statements and regulatory actions are new, it is also highly uncertain in the interpretation and the enforcement of the above cybersecurity and overseas listing laws and regulation. There is no assurance that the relevant PRC governmental authorities would reach the same conclusion as us. If we and/or our subsidiaries are required to obtain approval or fillings from any governmental authorities, including the CSRC, in connection with the listing or continued listing of our securities on a stock exchange outside of Hong Kong or mainland China, it is uncertain how long it will take for us and/or our subsidiaries to obtain such approval or complete such filing, and, even if we and our subsidiaries obtain such approval or complete such filing, the approval or filing could be rescinded. Any failure to obtain or a delay in obtaining the necessary permissions from or complete the necessary filing procedure with the PRC governmental authorities to conduct offerings or list outside of Hong Kong or mainland China may subject us and/or our subsidiaries to sanctions imposed by the PRC governmental authorities, which could include fines and penalties, suspension of business, proceedings against us and/or our subsidiaries, and even fines on the controlling shareholder and other responsible persons, and our subsidiaries’ ability to conduct our business, our ability to invest into mainland China as foreign investments or accept foreign investments, or our ability to list on a U.S. or other overseas exchange may be restricted, and our subsidiaries’ business, and our reputation, financial condition, and results of operations may be materially and adversely affected. Additionally, any failure to obtain or a delay in obtaining the necessary permissions from or completing the necessary filing procedures with the PRC governmental authorities to conduct offerings outside of Hong Kong or mainland China, which could cause the value of our shares of common stock to significantly decline or be worthless.

PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our stockholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, will be required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect stockholder of an SPV is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident stockholders to update their registration with the local branch of SAFE. If any PRC stockholder of such SPV fails to make the required registration or to update the previously filed registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiary in China. On February 13, 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

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We are aware that some of our stockholders are subject to SAFE regulations, and expect all of these stockholders will have completed all necessary registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. We cannot assure you, however, that all of these stockholders may continue to make required filings or updates in a timely manner, or at all. We can provide no assurance that we are, or will in the future continue to be informed of the identities of all PRC residents holding a direct or indirect interest in our common stock. Any failure or inability by such stockholders to comply with SAFE regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC subsidiaries’ ability to distribute dividends to, or obtain foreign exchange-denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

The value of the Chinese Yuan (RMB) against the U.S. dollar and other major currencies continues to experience fluctuations influenced by political and economic conditions in China, as well as the country’s foreign exchange policies. Over the past decade, the RMB has shifted from a fixed exchange rate to a managed floating exchange rate regime, with significant periods of volatility. For example, in 2024, the RMB faced depreciation pressures due to slower-than-expected economic recovery in China and a strengthening U.S. dollar, prompting intervention from the People’s Bank of China (PBOC) to stabilize the currency. The exchange rate fluctuated within a range of approximately 1 USD = 7.0103 RMB to 1 USD = 7.2981 RMB during this period.

The depreciation trend observed in 2023 was partly attributed to ongoing geopolitical tensions, persistent trade uncertainties, and capital outflows from China. In 2024, the RMB’s value has shown further volatility, driven by evolving trade policies, shifts in global interest rates, and China’s efforts to support export competitiveness. The PRC government has demonstrated its willingness to adjust foreign exchange policies to address external challenges, but such measures may exacerbate risks like inflation, increased import costs, and further outflows of foreign capital.

Given the interconnected nature of global markets, it is difficult to predict how the RMB will perform against the U.S. dollar in the near future. A weaker RMB reduces the value of revenues earned in China when converted to U.S. dollars, while a stronger RMB increases operational costs within China. As we operate in both China and the United States, these exchange rate fluctuations can significantly affect our financial results, operational costs, and strategic planning. Businesses must remain adaptable to changes in the foreign exchange market and prepare for potential impacts on profitability and liquidity as exchange rate volatility persists.

Under the EIT Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC stockholders and have a material adverse effect on our results of operations and the value of your investment.

Under the EIT Law that became effective in January 2008, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules of the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances, and properties of an enterprise. In addition, a circular, known as “SAT Circular 82,” issued in April 2009 by the State Administration of Taxation, or the “SAT,” and partially amended by People’s Bank of China Circular 9 promulgated in January 2014, specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and stockholders’ meetings; and half or more of the senior management or directors having voting rights. Further to SAT Circular 82, SAT issued a bulletin, known as “SAT Bulletin 45,” which took effect in September 2011 and was amended on June 1, 2015 and October 1, 2016 to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of Chinese controlled offshore incorporated resident enterprises, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups, or by PRC or foreign individuals.

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If the PRC tax authorities determine that the Company’s actual management operations is within the territory of China, we may be deemed to be a PRC resident enterprise for PRC enterprise income tax purposes and a number of unfavorable PRC tax consequences could follow. First, we would be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Finally, dividends payable by us to our investors and gains on the sale of our shares may become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC stockholders of our Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our shares. Although up to the date of this prospectus, the Company has not been notified or informed by the PRC tax authorities that it has been deemed to be a PRC resident enterprise for the purpose of the EIT Law, we cannot assure you that it will not be deemed to be a PRC resident enterprise in the future.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

In February 2015, SAT issued a Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or “SAT Circular 7.” SAT Circular 7 provides comprehensive guidelines relating to indirect transfers of PRC taxable assets (including equity interests and real properties of a PRC resident enterprise) by a non-resident enterprise. In addition, in October 2017, SAT issued an Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or “SAT Circular 37,” effective in December 2017, which, among others, amended certain provisions in SAT Circular 7 and further clarify the tax payable declaration obligation by non-resident enterprise. Indirect transfer of equity interest and/or real properties in a PRC resident enterprise by their non-PRC holding companies are subject to SAT Circular 7 and SAT Circular 37. SAT Circular 7 provides clear criteria for an assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. As stipulated in SAT Circular 7, indirect transfers of PRC taxable assets are considered as reasonable commercial purposes if the shareholding structure of both transaction parties falls within the following situations: i) the transferor directly or indirectly owns 80% or above equity interest of the transferee, or vice versa; ii) the transferor and the transferee are both 80% or above directly or indirectly owned by the same party; iii) the percentages in bullet points i) and ii) shall be 100% if over 50% the share value of a foreign enterprise is directly or indirectly derived from PRC real properties. Furthermore, SAT Circular 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-resident enterprise transfers PRC taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an indirect transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such indirect transfer to the relevant tax authority and the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

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According to SAT Circular 37, where the non-resident enterprise fails to declare the tax payable pursuant to Article 39 of the EIT Law, the tax authority may order it to pay the tax due within the required time limits, and the non-resident enterprise shall declare and pay the tax payable within such time limits specified by the tax authority. If the non-resident enterprise, however, voluntarily declares and pays the tax payable before the tax authority orders it to do so within the required time limits, it shall be deemed that such enterprise has paid the tax in time.

We face uncertainties as to the reporting and assessment of reasonable commercial purposes and future transactions where PRC taxable assets are involved, such as offshore restructuring, selling shares of our offshore subsidiaries, and investments. In the event of being assessed as having no reasonable commercial purposes in an indirect transfer transaction, we may be subject to filing obligations or taxed if we are a transferor in such transactions, and may be subject to withholding obligations (to be specific, a 10% withholding tax for the transfer of equity interests) if we are a transferee in such transactions, under SAT Circular 7 and SAT Circular 37. Our PRC subsidiary may be requested to assist in the filing under the SAT circulars for share transfer by investors who are non-PRC resident enterprises. As a result, we may be required to expend valuable resources to comply with the SAT circulars or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that we should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the “M&A Rules,” and recently adopted regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. MOFCOM must also be notified in advance of mergers or acquisitions that allow one market player to take control of or to exert a decisive impact on another market player when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the “Prior Notification Rules,” issued by the State Council in August 2008 are triggered. In addition, the security review rules issued by MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOFCOM. The rules further prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is clear that our business would not be deemed to be in an industry that raises “national defense and security” or “national security” concerns. MOFCOM or other government agencies, however, may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected.

Risks Related to Our Common Stock, this Offering, and Our Status as a Public Company

Our common stock may be delisted or prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCA Act”) and the Consolidated Appropriations Act, 2023, if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for two consecutive years. The delisting of our common stock, or the threat of their being delisted, may materially and adversely affect the value of your investment.

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On May 20, 2020, the U.S. Senate passed the HFCA Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act. On December 18, 2020, the HFCA Act was signed into law.

On March 24, 2021, the SEC announced the adoption of interim final amendments to implement the submission and disclosure requirements of the HFCA Act. In the announcement, the SEC clarifies that before any issuer will have to comply with the interim final amendments, the SEC must implement a process for identifying covered issuers. The announcement also states that the SEC staff is actively assessing how best to implement the other requirements of the HFCA Act, including the identification process and the trading prohibition requirements.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the board of directors of a company is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act, which became effective on January 10, 2022. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, the PCAOB issued a report on its determinations that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in Mainland China and in Hong Kong because of positions taken by PRC and Hong Kong authorities in those jurisdictions.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Statement of Protocol”) with the CSRC and the Ministry of Finance of China. The terms of the Statement of Protocol would grant the PCAOB complete access to audit work papers and other information so that it may inspect and investigate PCAOB-registered accounting firms headquartered in China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong.

Our current auditor, LAO Professionals, and our previous auditor, WWC, P.C., both of which are independent registered public accounting firm that issued the audit reports for the fiscal years ended December 31, 2024 and 2023 respectively, included elsewhere in this prospectus, are auditors of companies that are traded publicly in the United States and are both registered with the PCAOB. LAO Professionals is headquartered in Lagos, Nigeria, and WWC, P.C. is headquartered in Mateo, CA. Both firms are subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Neither LAO Professionals nor WWC, P.C. are headquartered in China or Hong Kong. Notwithstanding the foregoing, if the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, trading in our common stock will be prohibited under the HFCA Act and NYSE American may determine to delist our common stock.

Moreover, the recent developments would add uncertainties to the listing of our common stock, and we cannot assure you whether SEC, NYSE American or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or the sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

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The purchase price for our common stock may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The purchase price for our common stock does not bear any relationship to our earnings, book value or any other indicia of value. We cannot assure you that the market price of our common stock will not decline significantly below the purchase price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our common stock may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

You may experience extreme stock price volatility, including any stock-run up, unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock.

Our common stock may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. In particular, our common stock may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices, given that we have relatively small public floats. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects.

Holders of our common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our common stock. As a result of this volatility, investors may experience losses on their investment in our common stock. Furthermore, the potential extreme volatility may confuse the public investors of the value of our stock, distort the market perception of our stock price, our company’s financial performance, public image, and negatively affect the long-term liquidity of our common stock, regardless of our actual or expected operating performance. If we encounter such volatility, including any rapid stock price increases and declines seemingly unrelated to our actual or expected operating performance and financial condition or prospects, it will likely make it difficult and confusing for prospective investors to assess the rapidly changing value of our common stock and understand the value thereof.

Raising additional capital by issuing securities may cause dilution to existing shareholders and/or have other adverse effects on our operations.

We may need to raise future capital to implement our business strategies. We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity, convertible debt securities or other equity-based derivative securities, the existing shareholders’ ownership interest will be diluted and the terms may include liquidation or other preferences that adversely affect the existing shareholders’ rights as shareholders. Any additional indebtedness we incur would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Furthermore, the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our common stock to decline and existing shareholders may not agree with our financing plans or the terms of such financings. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, or our products, or grant licenses on terms unfavorable to us. Adequate additional financing may not be available to us on acceptable terms, or at all.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our shares of common stock, the price of our common stock and trading volume could decline.

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The trading market for our common stock may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our common stock would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our common stock and the trading volume to decline.

The market price of our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the purchase price.

The purchase price for our common stock may vary from the market price of our common stock. If you purchase our common stock in this offering, you may not be able to resell those shares at or above the purchase price. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. Our common stock closed as high as $10.96 and as low as $0.6299 per share between January 1, 2025 and October 23, 2025 on NYSE American.  In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect our business.

NYSE American may apply additional and more stringent criteria for our continued listing because insiders hold a large portion of the Company’s listed securities.

NYSE American Company Guide Section 101 provides NYSE American with broad discretionary authority over the continued listing of securities in NYSE American and NYSE American may use such discretion to apply additional or more stringent criteria for the continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes continued listing of the securities on NYSE American inadvisable or unwarranted in the opinion of NYSE American, even though the securities meet all enumerated criteria for continued listing on NYSE American. In addition, NYSE American has used its discretion to deny continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: where the company engaged an auditor that has not been subject to an inspection by the PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit. Our public offering will be relatively small and the insiders of our Company will hold a large portion of the company’s listed securities. NYSE American might apply additional and more stringent criteria for our initial and continued listing, which might cause a delay or even denial of our listing application.

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Anti-takeover provisions in our charter documents and Nevada law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

We are a Nevada corporation and the anti-takeover provisions of the Nevada Revised Statutes may have the effect of deterring unsolicited takeovers or delaying or preventing a change in control of our company or changes in our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. These provisions include:

•	the inability of stockholders holding less than a majority of the voting shares outstanding to call special meetings;

•	the “business combinations” and “control share acquisitions” provisions of Nevada law, to the extent applicable, could discourage attempts to acquire our stockholders stock even on terms above the prevailing market price; and

•	the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could include the right to approve an acquisition or other change in our control or could be used to institute a rights plan, also known as a poison pill, that would dilute the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors.

The existence of the forgoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

In addition, our Articles of Incorporation and Bylaws may discourage, delay, or prevent a change in our management or control over us that stockholders may consider favorable. Our Articles of Incorporation and our Bylaws (i) provide that vacancies on our Board, including newly created directorships, may be filled by a majority vote of directors then in office, and (ii) provide that the Board shall have the sole power to amend, modify or repeal the Bylaws.

We indemnify our officers and directors against liability to us and our security holders, and such indemnification could increase our operating costs.

Our bylaws require us to indemnify our officers and directors against claims associated with carrying out the duties of their offices. We are also required to advance the costs of certain legal defenses upon the indemnitee undertaking to repay such expenses to the extent it is determined that such person was not entitled to indemnification of such expenses. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers, directors, or control persons, the SEC has advised that such indemnification is against public policy and is therefore unenforceable.

We cannot predict the impact our multi-class structure may have on the stock price of our common stock.

We cannot predict whether our multi-class structure will result in a lower or more volatile market price of our common stock or in adverse publicity or other adverse consequences. For example, certain index providers have policies that restrict or prohibit the inclusion of companies with multiple-class share structures in certain of their indices, including the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices. However, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our multi-class capital structure will make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. These policies may depress the valuations of publicly traded companies that are excluded from the indices compared to those of other similar companies that are included. Because of our multi-class structure, we will likely be excluded from certain of these indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make shares of our common stock less attractive to other investors. As a result, the market price of shares of our common stock could be adversely affected.

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We are an “emerging growth company,” as defined in the Securities Act, and a “smaller reporting company,” as defined in the Exchange Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting ordinary shares held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are more than $100 million during the most recently completed fiscal year and our voting and non-voting ordinary shares held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements that involve risks and uncertainties, principally in the sections entitled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Before you invest in our securities, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this prospectus could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

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ENFORCEABILITY OF CIVIL LIABILITIES

Although all of our directors (including director appointees) and officers are located in the United States, the assets of our PRC operations are located in the PRC. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or our PRC subsidiaries inside China. In addition, there is uncertainty as to whether the PRC would recognize or enforce judgments of U.S. courts against us or our PRC subsidiaries predicated upon the civil liability provisions of U.S. securities laws or those of any U.S. state.

We have been advised by Grandall Law Firm, our PRC legal counsel that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions in the PRC against us or our directors who are located in the PRC in accordance with PRC laws because we are incorporated under the laws of the State of Nevada and it will be difficult for U.S. shareholders, by virtue only of holding our common stock, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law. As a result of the foregoing, it would be very expensive and time-consuming for a stockholder to either seek to enforce a U.S. judgment in China or to commence an action in a Chinese court, with a strong likelihood that the stockholder will not be successful.

We have also been advised by Grandall Law Firm that it may also be difficult for a stockholder or overseas regulators to conduct investigations or collect evidence within China. For example, in China, there are significant legal and other obstacles to obtaining information needed for stockholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross-border securities activities, such regulatory cooperation with the securities regulatory authorities in the U.S. may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council. While detailed interpretation of or implementing rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

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PRIVATE PLACEMENTS

Oneflow Private Placement

On December 6, 2024, the Company entered into the Oneflow SPA with Oneflow LLC as the lead investor and four other passive investors, pursuant to which the Company agreed to sell common stock to various purchasers (the “Oneflow Purchasers”) in a private placement transaction (the “Oneflow Private Placement”). Pursuant to the Oneflow SPA, the Company agreed to transfer, assign, set over and deliver to the Oneflow Purchasers and the Oneflow Purchasers agreed, severally and not jointly, to acquire from the Company in the aggregate 5,000,000 shares of common stock at the average of the closing prices for the five trading days immediately prior to the closing per share.

The Oneflow Private Placement closed on March 31, 2025.

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X29 Private Placement

On December 6, 2024, the Company entered into the X29 SPA with X29 LLC as the lead investor and four other passive investors, pursuant to which the Company agreed to sell common stock to these investors (the “X29 Purchasers”) in a private placement transaction (the “X29 Private Placement”). Pursuant to the X29 SPA, the Company agreed to transfer, assign, set over and deliver to the X29 Purchasers and the X29 Purchasers agreed, severally and not jointly, to acquire from the Company in the aggregate 10,000,000 shares of common stock at the average of the closing prices for the five trading days immediately prior to the closing per share.

The X29 Private Placement closed on September 3, 2025.

All of the shares above were offered and sold in a transaction not involving a public offering and in compliance with exemptions from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder.

Our registration of the Registered Shares covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Registered Shares if or when exercised. The Selling Stockholders may offer, sell or distribute all or a portion of their Registered Shares publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Stockholders may sell the Registered Shares in the section titled “Plan of Distribution.”

USE OF PROCEEDS

This prospectus relates to the Registered Shares of the Selling Stockholders that may be offered and sold from time to time by the Selling Stockholders. We will not receive any proceeds from the resale of the Registered Shares by the Selling Stockholders.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the Registered Shares. We will bear all other costs, fees, and expenses incurred in effecting the registration of the Registered Shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our accountants.

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CORPORATE HISTORY AND STRUCTURE

We commenced operations in August 2013 with the establishment of NBS in Delaware.

In December 2013, NCP was established in China. Most of our products are manufactured through NCP.

In March 2014, Benchwick was established in Hong Kong. All the wholesale and distribution operations are conducted through Benchwick.

In April 2014, Marco was established in China. All the import/export of our products are conducted through Marco.

In February 2016, NDC was established in California. NDC is a distribution center in the United States and maintains a small inventory for retail sales.

In September 2017, Ringold was established in China. All of the raw materials are procured from third parties through Ringold.

In September 2018, Crazy Industry was established in China. Crazy Industry is the research and development hub.

In June 2020, Dotfloor was established in California. Dotfloor operates dotfloor.com, our online store that offers our vinyl flooring products to retail customers in the United States.

In March 2022, Northann, our current ultimate holding company, was incorporated in Nevada as part of the restructuring transactions in contemplation of our initial public offering. In connection with its incorporation, in April 2022, we completed a share swap transaction and issued common stock and Series A Preferred Stock of Northann to the then existing stockholders of NBS, based on their then respective equity interests held in NBS. NBS then became our wholly owned subsidiary.

In May 2022, Benchwick LLC was established in Nevada. Benchwick LLC is a wholly-owned subsidiary that is engaged in the development, manufacturing, and distribution of 3D printing technology, flooring products, and other related innovations.

On July 5, 2023, we effected a 2-for-1 reverse split of our issued and outstanding shares of common stock and Series A Preferred Stock.

In October 2023, the Company consummated the initial public offering of 172,500 shares of common stock (including overallotment to underwriters), par value $0.001 per share, at an offering price of $40.00 per share.

In September 2024, 3D PRINTING was established in Nevada. 3D PRINTING is a wholly-owned subsidiary that was established solely for the purposes of the development, establishment, operation, and financing of a resilient flooring manufacturing facility located at 2251 Catawba River Road, Fort Lawn, South Carolina 29714.

In October 2024, the Company completed the acquisition of Cedar Modern Limited, and in November 2024, the Company completed the acquisition of Raleigh Industries Limited.

In October 2025, we effected a 8-for-1 reverse split of our issued and outstanding shares of common stock and Series A Preferred Stock.

The following diagram illustrates our current corporate structure.

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DESCRIPTION OF CAPITAL STOCK

Authorized Stock

The Company is authorized to issue 500,000,000 shares of capital stock, consisting of 400,000,000 shares of common stock, par value US$0.001 per share, and 100,000,000 shares of preferred stock, par value US$0.001 per share. 20,000,000 shares were designated to be Series A Preferred Stock out of the 100,000,000 shares of blank check preferred stock. Each share of common stock is entitled to one vote and each share of Series A Preferred Stock is entitled to ten votes on any matter on which action of the stockholders of the corporation is sought. The Series A Preferred Stock will vote together with the common stock. Common stock and Series A Preferred Stock are not convertible into each other. Holders of Series A Preferred Stock are not entitled to receive dividends. The Series A Preferred Stock does not have liquidation preference over the Company’s common stock, and therefore ranks pari passu with the common stock in the event of liquidation.

Common Stock

Each share of common stock entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought. The holders of our common stock possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing at least one-third our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Preferred Stock

Our board of directors may authorize preferred shares of stock and to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.	The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.	Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.	Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

8.	Any other relative rights, preferences and limitations of that series.

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On March 23, 2022, the Company filed a Certificate of Designation to our Articles of Incorporation with the Secretary of State of the State of Nevada to reflect the creation of Blank Check Preferred Stock. As a result, as of the date of this prospectus the capital stock of the Company consists of 400,000,000 shares of common stock, US$0.001 par value, and 100,000,000 shares of blank check preferred stock of which 20,000,000 shares were designated to be series A preferred stock, par value $0.001 per share (“Series A Preferred Stock”).

In March 2022, Northann was incorporated in Nevada as part of the restructuring transactions in contemplation of its initial public offering. In connection with its incorporation, in April 2022, the Company completed a share swap transaction and issued common stock and 10,000,000 shares of Series A Preferred Stock to the then existing stockholders of NBS, based on their then respective equity interests held in NBS. On July 5, 2023, as approved by the board of directors and the majority shareholder of the Company, the Company effected a reverse split of our outstanding common stock and Series A Preferred Stock at a ratio of 2-for-1. As a result, 5,000,000 shares of Series A Preferred Stock were issued and outstanding. The Company issued 5,000,000 shares of Series A Preferred Stock to Lin Li, the Company’s Chairman of the Board, Chief Executive Officer, President, Secretary, and Treasurer, for a consideration of $5,000, effective June 22, 2024. On November 7, 2024, as approved by the board of directors of the Company and as agreed by Lin Li, the Company rescinded these 5,000,000 shares of Series A Preferred Stock, effective as of June 22, 2024. As a result, the number of shares of Series A Preferred Stock owned by Lin Li decreased from 10,000,000 to 5,000,000, representing all issued and outstanding shares of Series A Preferred Stock of the Company. Each share of Series A Preferred Stock is entitled to ten votes on any matter on which action of the stockholders of the Company is sought. As part of the cancellation, the Company returned the $5,000 previously paid by Lin Li.

On October 3, 2025, the Company filed a Certificate of Amendment to its Articles of Incorporation, as amended to date, and a Certificate of Amendment to Designation, with the Nevada Secretary of State as corrected on October 7, 2025, effecting a 1-for-8 reverse stock split of the Company’s outstanding common stock and the Company’s Series A Preferred Stock. The reverse stock split was approved by the Board and became effective at 16:30 pm ET on October 7, 2025. As a result of the reverse stock split, every eight (8) shares of the Company’s issued and outstanding common stock have been converted into one (1) share of issued and outstanding common stock and every eight (8) shares of the Company’s issued and outstanding Series A Preferred Stock, have been converted into one (1) share of Series A Preferred Stock.

Series A Preferred Stock

We have one designated class of preferred stock known as Series A Preferred Stock. Each share of Series A Preferred Stock entitles the holder to ten votes, in person or proxy, on any matter on which action of the stockholders of the corporation is sought. The Series A Preferred Stock will vote together with the common stock. The holders of Series A Preferred Stock shall not be entitled to receive dividends of any kind. The Series A Preferred Stock shall not be subject to conversion into common stock or other equity authorized to be issued by the Company.

Reserve Stock Splits

On July 5, 2023, as approved by the board of directors and the majority shareholder of the Company, the Company effected a reverse split of our outstanding common stock and Series A Preferred Stock at a ratio of 2-for-1. All references to common stock, Series A Preferred Stock, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the reverse split of our issued and outstanding common stock and Series A Preferred Stock as if these events had occurred at the beginning of the earliest period presented.

The stockholders of the Company at the annual general meeting of stockholders held on December 31, 2024 granted discretionary authority to the Board to authorize a reverse stock split of the Company’s common stock with a ratio ranging from one-for-three (1:3) to one-for-twenty (1:20), for the primary purpose of increasing the per share price of the Company’s common stock in order to maintain the listing of the Company’s common stock on the NYSE American.

On September 17, 2025, Lin Li, the sole stockholder of the Series A Preferred Stock and the Company's CEO and chairman, authorized the Board to conduct the reverse stock split of Series A Preferred Stock at a specific ratio, ranging from one-for-three (1:3) to one-for-twenty (1:20). On September 17, 2025, the Board approved to conduct a reverse stock split (the “Reverse Stock Split”) of both common stock and Series A Preferred Stock at a ratio of one-for-eight (1:8).

As a result of the Reverse Stock Split, every eight (8) shares of the Company’s issued and outstanding common stock have been converted into one (1) share of issued and outstanding common stock and every eight (8) shares of the Company’s issued and outstanding Preferred Stock have been converted into one (1) share of Preferred Stock. The Reverse Stock Split affects all of the Company’s stockholders uniformly and does not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any of the Company’s stockholders owning a fractional share. Each stockholder will receive such additional fractions of a share to round up to a full share. The Reverse Stock Split has no impact on stockholders’ proportionate equity interests or voting rights in the Company or the par value of the Company’s common stock and Preferred Stock, which remains unchanged.

The Company’s common stock began trading on a split-adjusted basis on the NYSE American at the commencement of trading on October 8, 2025 under the Company’s existing symbol “NCL.” The Company’s common stock has been assigned a new CUSIP number of 66373M 408 in connection with the Reverse Stock Split.

The Company has amended its Articles of Incorporation, as amended, and Certificate of Designation of Series A Preferred Stock, as amended, to reflect the Reverse Stock Split. The number of authorized shares will remain unchanged.

Listing of Common Stock

We listed our common stock on the NYSE American under the symbol “NCL”.

Transfer Agent and Registrar

The transfer agent for our common stock is VStock Transfer LLC. The address is 18 Lafayette Pl, Woodmere, NY 11598. The telephone number is (212) 828-8436.

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EXECUTIVE COMPENSATION

Executive Compensation Table

The following summary compensation table sets forth the compensation earned by our named executive officers during the last two fiscal years as employees of the Company.

Summary Compensation Table

	Fiscal	Salary	Bonus	Stock Awards	All Other Compensation	Total
Name and Principal Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)
Lin Li	2024	120,000	-	-	-	120,000
Chairman of the Board, Chief Executive Officer, President, Secretary, and Treasurer	2023	120,000	-	-	-	120,000

Sunny S. Prasad	2024	100,000	-	-	-	100,000
Interim Chief Financial Officer(1)	2023	-	-	-	-	-

David M. Kratochvil	2024	55,000	-	-	-	55,000
Former Chief Financial Officer(2)	2023	20,000	-	-	-	20,000

Kurtis W. Winn	2024	100,000	-	-	-	100,000
Chief Operating Officer and Director	2023	100,000	-	-	-	100,000

(1) On April 15, 2024, Mr. Prasad was appointed as the interim CFO of the Company.

(2) On April 15, 2024, Mr. Kratochvil resigned as the CFO.

Non-Employee Director Compensation

Currently, our non-employee directors receive a cash and equity compensation on a yearly basis, payable each quarter. Each of Messrs. Lalonde and Powell receives $20,000 in cash and $30,000 in equity. Mr. Patel receives $15,000 in cash and $25,000 in equity, payable each quarter. In addition, we reimburse all of our non-employee directors for travel and other necessary business expenses incurred in the performance of director services and extend coverage to them under our directors’ and officers’ indemnity insurance policies.

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The following table and related footnotes summarize the compensation accrued by the Company to each non-employee director for 2024:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)
Bradley C. Lalonde	20,000	30,000	-	-	-	-	50,000
Umesh Patel (1)	9,058	18,750	-	-	-	-	27,808
Jing Zhang (2)	-	-	-	-	-	-	-
Charles James Schaefer IV (3)	12,500	18,750	-	-	-	-	31,250
Scott Powell (4)	20,000	30,000	-	-	-	-	50,000

(1) Umesh Patel was appointed as our independent director on May 23, 2024.

(2) Jing Zhang was appointed as our independent director on December 31, 2024.

(3) Charles James Schaefer IV resigned as an independent director on May 17, 2024.

(4) Scott Powell’s term ended our 2024 annual general meeting of shareholders (“AGM”) held on December 31, 2024 on December 31, 2024.

Employment Agreements with Executive Officers and Employee Director

We have entered into employment agreements with each of our executive officers.

Agreement with Lin Li

Mr. Li entered into an employment agreement with the Company on July 1, 2022. Pursuant to the employment agreement, Mr. Li serves as the Chairman of the Board, Chief Executive Officer, President, Treasurer and Secretary of the Company, and is entitled to receive a base salary at an annual rate of US$120,000 and any bonus, equity awards as the board of directors and/or the compensation committee may determine. The employment agreement is for a term of three years. The agreement may be terminated upon either party’s failure to renew the agreement, by the Company for or without cause or by Mr. Li with or without good reason. In addition, the agreement may be terminated by either party at any time and for any reason with at least 30 days’ prior written notice.

Agreements with David M. Kratochvil

Mr. Kratochvil entered into an employment agreement with the Company on April 18, 2023. Pursuant to the employment agreement, Mr. Kratochvil serves as the Chief Financial Officer of the Company effective on July 14, 2023. Mr. Kratochvil is entitled to receive an initial retainer of $10,000 upon signing the employment agreement and a base salary at an annual rate of US$120,000. Mr. Kratochvil will also receive equity-based compensation in the amount of $50,000 per annum, payable by issuance of the common stock of the Company, vested in four equal installments on a quarterly basis. The price per share of common stock shall be the average closing price of the Company’s common stock of the last five business days of such quarter. The employment agreement is for a term of one year. The agreement may be terminated upon either party’s failure to renew the agreement, by the Company for or without cause or by Mr. Kratochvil with or without good reason. In addition, the agreement may be terminated by either party at any time and for any reason with at least 30 days’ prior written notice. On April 15, 2024, Mr. Kratochvil resigned as the CFO and signed a separation agreement with the Company, pursuant to which the Company agrees to pay a separation payment of $55,000 by two equal instalments and reimburse Mr. Kratochvil $89.87 expenses.

Agreement with Kurtis W. Winn

Mr. Winn entered into an employment agreement with the Company on July 1, 2022. Pursuant to the employment agreement, Mr. Winn serves as the Chief Operating Officer and a director of the Company, and is entitled to receive a base salary at an annual rate of US$100,000 and any bonus, equity awards as the board of directors and/or the compensation committee may determine. The employment agreement is for a term of three years. The agreement may be terminated upon either party’s failure to renew the agreement, by the Company for or without cause or by Mr. Winn with or without good reason. In addition, the agreement may be terminated by either party at any time and for any reason with at least 30 days’ prior written notice.

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Employee Benefit Plans

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. Failure to make adequate contributions to various employee benefit plans may be subject to fines and other administrative sanctions. Each of the PRC subsidiaries has established employee benefit plans and has made adequate contributions to such plans as required by law.

Equity Incentive Plan

On May 30, 2023, the Company adopted the 2023 Equity Incentive Plan, or the 2023 Plan, for the purpose of granting share-based compensation awards to current or prospective employees, directors, officers, advisors or consultants of the Company or its affiliates and align their interests with ours. On December 31, 2024, the Company’s stockholders approved an amendment to the 2023 Plan to increase the maximum aggregate number of shares of common stock which may be issued pursuant to all awards under the 2023 Plan from 500,000 to 1,500,000.

The following table sets forth information concerning outstanding equity awards of the Company for each of the named executive officers as of the end of the fiscal year ended December 31, 2024.

Outstanding Equity Awards at 2024 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Lin Li	-	-	-	-	-	-

Sunny S. Prasad(1)	-	-	-	-	-	-

David M. Kratochvil(2)	-	-	-	-	-	-

Kurtis W. Winn	-	-	-	-	-	-

(1) Mr. Kratochvil serves as the Chief Financial Officer of the Company effective on July 14, 2023. On April 15, 2024, Mr. Kratochvil resigned as the CFO.

(2) On April 15, 2024, Mr. Kratochvil resigned as the CFO.

The following paragraphs summarize the terms of the 2023 Plan.

Administration.

The 2023 Plan is administered by the board of directors or committee or individuals authorized by the board of directors, and once the Compensation Committee is established, the Compensation Committee will administer the 2023 Plan (such committee that administers the 2023 Plan, the “Committee”). The Committee will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under the 2023 Plan and to adopt, alter and repeal rules, guidelines and practices relating to the 2023 Plan. The Committee will have full discretion to administer and interpret the 2023 Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable.

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Eligibility.

Current or prospective employees, directors, officers, advisors or consultants of the Company or its affiliates are eligible to participate in the 2023 Plan. The Committee has the sole and complete authority to determine who will be granted an award under the 2023 Plan, however, it may delegate such authority to one or more officers of the Company under the circumstances set forth in the 2023 Plan.

Number of Shares Authorized.

The 2023 Plan provides for an aggregate of One Million and Five Hundred Thousand (1,500,000) shares of common stock to be available for awards. If an award is forfeited or if any option terminates, expires or lapses without being exercised, the common stock subject to such award will again be made available for future grant. Shares of common stock that are used to pay the exercise price of an option or that are withheld to satisfy the participant’s tax withholding obligation will not be available for re-grant under the 2023 Plan.

Each share of common stock subject to an option or a stock appreciation right will reduce the number of common stock available for issuance by one share, and each common stock underlying an award of restricted stock, restricted stock units, stock bonus awards and performance compensation awards will reduce the number of common stock available for issuance by one share.

If there is any change in the corporate capitalization, the Committee in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance under the 2023 Plan, the number of shares covered by awards then outstanding under the 2023 Plan, the limitations on awards under the 2023 Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.

Term of Plan.

The 2023 Plan will have a term of ten years and no further awards may be granted under the 2023 Plan after that date.

Awards Available for Grant.

The Committee may grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing.

Options.

The Committee will be authorized to grant options to purchase shares of common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Internal Revenue Code of 1986, as amended, or the Code, Section 422 for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the 2023 Plan will be subject to the terms and conditions established by the Committee. Under the terms of the 2023 Plan, the exercise price of the options will be set forth in the applicable award agreement. Options granted under the 2023 Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement. The maximum term of an option granted under the 2023 Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder).

Stock Appreciation Rights.

The Committee will be authorized to award stock appreciation rights (or SARs) under the 2023 Plan. SARs will be subject to the terms and conditions established by the Committee. An SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the 2023 Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs. SARs shall be subject to terms established by the Committee and reflected in the award agreement.

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Restricted Stock.

The Committee will be authorized to award restricted stock under the 2023 Plan. The Committee will determine the terms of such restricted stock awards. Restricted stock are shares of common stock that generally are non-transferable and subject to other restrictions determined by the Committee for a specified period. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock is forfeited.

Restricted Stock Unit Awards.

The Committee will be authorized to award restricted stock unit awards. The Committee will determine the terms of such restricted stock units. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited.

Stock Bonus Awards.

The Committee will be authorized to grant awards of unrestricted common stock or other awards denominated in common stock, either alone or in tandem with other awards, under such terms and conditions as the Committee may determine.

Performance Compensation Awards.

The Committee will be authorized to grant any award under the 2023 Plan in the form of a performance compensation award by conditioning the vesting of the award on the attainment of specific levels of performance of the Company and/or one or more affiliates, divisions or operational units, or any combination thereof, as determined by the Committee.

Transferability.

Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The Committee, however, may permit awards (other than incentive stock options) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her family members or anyone else approved by it.

Amendment.

The board of directors may amend, suspend or terminate the 2023 Plan at any time; however, stockholder approval to amend the 2023 Plan may be necessary if the law or the rules of the national exchange so requires. No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

Change in Control.

Except to the extent otherwise provided in an award agreement or as determined by the Committee in its sole discretion, in the event of a change in control, all outstanding options and equity awards (other than performance compensation awards) issued under the 2023 Plan will become fully vested and performance compensation awards will vest, as determined by the Committee, based on the level of attainment of the specified performance goals.

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SELLING STOCKHOLDERS

Unless the context otherwise requires, as used in this prospectus, “Selling Stockholders” includes the Selling Stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the Selling Stockholder as a gift, pledge or other non-sale related transfer.

The shares of common stock being offered by the Selling Stockholders are those issued to the Selling Stockholders. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. The Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholders, based on its beneficial ownership of shares of common stock. The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders. This prospectus generally covers the resale of the sum of the number of shares of common stock issued. The fourth column assumes the sale of all of the shares of common stock offered by the Selling Stockholders pursuant to this prospectus.

The Selling Stockholders may sell all, some or none of their shares of common stock in this offering. See “Plan of Distribution.”

	Beneficial Ownership Before Offering		Number of Shares of Common	Beneficial Ownership After Offering(1)
Name	Number of Shares of Common Stock	Percent	Stock offered by Selling Shareholder	Number of Shares of Common Stock(2)	Percent
Oneflow LLC(3)	1,000,000	4.4%	1,000,000	0	0
Lizaqueen Acquisition Inc(4)	1,000,000	4.4%	1,000,000	0	0
Gageone LLC(5)	1,000,000	4.4%	1,000,000	0	0
Wenjue Wang(6)	1,000,000	4.4%	1,000,000	0	0
Mo Ye(7)	1,000,000	4.4%	1,000,000	0	0
X29 LLC(8)	2,000,000	8.9%	2,000,000	0	0
Zhiyun Xia(9)	2,000,000	8.9%	2,000,000	0	0
Keqin Li(10)	2,000,000	8.9%	2,000,000	0	0
Qiayun Zhu(11)	2,000,000	8.9%	2,000,000	0	0
Thilta Impact Funding LLC (12)	2,000,000	8.9%	2,000,000	0	0

(1)	Percentage of shares beneficially owned after the resale of all the Registered Shares offered by this prospectus assumes there are 22,724,784 shares of outstanding common stock.

(2)	Assumes the sale of all Registered Shares in the offering.

(3)	Oneflow LLC received the shares pursuant to the Oneflow SPA. The address of Oneflow LLC is 13013 Seminole Blvd #1175,Largo, Flordia, 33778.

(4)	Lizaqueen Acquisition Inc. received the shares pursuant to the Oneflow SPA. The address of Lizaqueen Acquisition Inc. is ROOM 401, 4/F., WANCHAI CENTRAL BUILDING, 89 LOCKHART ROAD, WAN CHAI, HONG KONG.

(5)	Gageone LLC received the shares pursuant to the Oneflow SPA. The address of Gageone LLC is ROOM 401, 4/F., WANCHAI CENTRAL BUILDING, 89 LOCKHART ROAD,WAN CHAI, HONG KONG.

(6)	Wenjue Wang received the shares pursuant to the Oneflow SPA. The address of Wenjue Wang is NO.888 Renmin Road, Hutang Town, Wujin District, Changzhou City, Jiangsu Province, China.

(7)	Mo Ye received the shares pursuant to the Oneflow SPA. The address of Mo Ye is No. 580, Xinzhu Road, Wuxing District, Huzhou City, Zhejiang Province, China.

(8)	X29 LLC received the shares pursuant to the X29 SPA. The address of X29 LLC is 2081 Harrodsburg Road, Lexington, Kentucky 40504.

(9)	Zhiyun Xia received the shares pursuant to the X29 SPA. The address of Zhiyun Xia is Yikang Garden, Tianning District, Changzhou City, Jiangsu Province, China.

(10)	Keqin Li received the shares pursuant to the X29 SPA. The address of Keqin Li is Yikang Garden, Tianning District, Changzhou City, Jiangsu Province, China.

(11)	Qianyun Zhu received the shares pursuant to the X29 SPA. The address of Qianyun Zhu is No. 28, Gongxiao Group, Laian Residential Committee, Laian Street, Siyang County, Jiangsu Province, China.

(12)	Thilta Impact Funding LLC received the shares pursuant to the X29 SPA. The address of Thilta Impact Funding LLC is ROOM 401, 4/F., WANCHAI CENTRAL BUILDING, 89 LOCKHART ROAD, WAN CHAI, HONG KONG.

40

PLAN OF DISTRIBUTION

We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Stockholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Stockholders may transfer the shares of common stock by other means not described in this prospectus. If the Selling Stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate number of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $212,066.16 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the Selling Stockholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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LEGAL MATTERS

The validity of the issuance of the shares of our common stock offered hereby has been passed upon for us by Fennemore Craig, P.C. Certain legal matters as to PRC law have been passed upon for us by Grandall Law Firm.

EXPERTS

The consolidated financial statements as of December 31, 2024, and for the year then ended, have been incorporated by reference herein in reliance on the report of LAO Professionals, an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The current address of LAO Professionals is ST07 - ST09, 2nd Floor, Ikorodu Shopping Complex, Ita-Elewa, Ikorodu, Lagos 104101.

The consolidated financial statements as of December 31, 2023, and for the year then ended, have been incorporated by reference herein in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on their authority as experts in accounting and auditing.  The current address of WWC, P.C. is 2010 Pioneer Ct, San Mateo, CA 94403.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

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INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), until the offering of the securities under the registration statement of which this prospectus forms a part is terminated:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, initially filed with the SEC on July 1, 2025, as amended on July 2, 2025;

●

our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025 filed with the SEC on July 18, 2025, for the fiscal quarter ended June 30, 2025 filed with the SEC on August 19, 2025; and

●	our Current Reports on Form 8-K (and any amendments thereto on Form 8-K/A) filed with the SEC on January 2, 2025, March 5, 2025, April 4, 2025, April 22, 2025, May 27, 2025, May 30, 2025, July 22, 2025, September 9, 2025, September 25, 2025, and October 7, 2025 (other than information furnished and not filed);

●	The description of the common stock which is contained in the Company’s Registration Statement on Form 8-A filed with the SEC on September 26, 2023 (File No. 001-41816) pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement made in a document incorporated by reference into this prospectus or any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus or such prospectus supplement to the extent that a statement contained in this prospectus or such prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or such prospectus supplement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to Investor Relations, Northann Corp., at ir@northann.com (email) or (916) 573-3803 (phone).

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Northann Corp.

Up to 15,000,000 Shares of Common Stock

Prospectus

                   , 2025

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The costs and expenses payable by the Company in connection with the offering described in this registration statement is set forth below. The selling stockholders will not bear any portion of such expenses. All amounts, other than the registration fee of the Securities and Exchange Commission (“SEC”), are estimates.

Amount (US$)
SEC Registration Fee	$3,283
Legal Fees and Expenses	$150,000
Accounting Fees and Expenses	$50,000
Printing Expenses	$5,000
Miscellaneous Expenses	$1,717
Total Expenses	$210,000

Estimated as permitted under Rule 511 of Regulation S-K.

Item 14. Indemnification of Directors and Officers.

Our Bylaws provide that we will indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his/her position, to the fullest extent permitted by Nevada law. Our Bylaws also provide that we will advance expenses incurred in defending a proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay the amounts advanced if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

The information in this section reflects (i) a 2-for-1 reverse split of our issued and outstanding shares of common stock and Series A Preferred Stock, effected on July 5, 2023, and (ii) an 8-for-1 reverse split of our issued and outstanding shares of common stock and Series A Preferred Stock, effected on October 7, 2025.

Founding Transactions

Northann Corp. was incorporated on March 29, 2022. In connection with the incorporation, on April 25, 2022, Northann Corp. issued a total of 696,250 shares of common stock to 12 stockholders, each one of which holds less than 5% of the total issued and outstanding common stock as of the date of this registration statement. The transaction was not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(a)(2) and/or Regulation D and/or Regulation S thereof.

Convertible Debentures and Warrants

On May 12, 2022, the Company entered into a securities purchase agreement with certain investors, pursuant to which the Company sold the investors convertible debentures in an aggregate principal amount of $1,000,000 (the “Convertible Debentures”) that are convertible into shares of common stock of Northann Corp. (the “Conversion Shares”) and warrants to purchase up to 17,857 shares of common stock of Northann Corp. (the “Warrants” and such shares underlying the Warrants, the “Warrant Shares”).

The Convertible Debentures have a maturity date of 24 months after the issuance thereof and bear interest at the rate of 7% per annum. The Convertible Debentures are convertible after the six-month anniversary of the date of issuance or earlier if a registration statement covering the Conversion Shares has been declared effective until the Convertible Debentures have been paid in full or converted in full, at an initial conversion price of $7.00 per share and shall be adjusted to the lower of (i) 70% of the offering price in a future equity financing with gross proceeds of not less than $5,000,000, or (ii) $7.00, subject to further adjustments thereunder, including a reduction in the conversion price, in the event of a subsequent offering at a price less than the then current exercise price, to the same price as the price in such offering (a “Price Protection Adjustment”). If Northann Corp. is not able to or ceases to be eligible for quotation or listed on a trading market within 12 months from the issuance of the Convertible Debentures, the holders may demand the Company to pay all the outstanding principal amount or convert all or a portion of the outstanding principal amount. If at any time following the six months’ anniversary of the final closing date or termination of the offering and if there is an effective registration statement permitting the issuance of the Conversion Shares to or resale of the Conversion Shares by the holders, (A) the Company’s common stock is listed on a senior national securities exchange, (B) the daily VWAP for the prior 20 consecutive trading days is $8.00 or more (adjusted for splits and similar distributions) and (C) the daily trading volume is at least $1,000,000 during such 20-day period, then the Company shall have the right to require the holders to convert all or any portion of the principal and accrued interest then remaining under the Convertible Debentures into shares of common stock at the conversion price then in effect.

II-1

On April 27, 2023, the holders of the Convertible Debentures and the Company entered into amendments to the Convertible Debentures. Pursuant to the amendment, Northann Corp. agreed to pay the principal and accrued interest of the Convertible Debentures in cash on or before the earlier of July 12, 2023 or the three months’ anniversary of the completion of the Company’s IPO, and the holders agreed to not convert the Convertible Debentures. As of the date of this prospectus, the Convertible Debentures have not been converted in any shares of common stock of the Company and the Company has not repaid any principal or accrued interest of the Convertible Debentures.

The Warrants are exercisable from time to time in whole or in part from the date of issuance until the five-year anniversary of the date of issuance. The Warrants can be exercised on a cashless or a cash basis. The initial exercise price of the Warrants is $7.00 per share and shall be adjusted to the lower of (i) 70% of the offering price in a future equity financing with gross proceeds of not less than $5,000,000, or (ii) $7.00, subject to further adjustments thereunder, including a Price Protection Adjustment.

Univest Securities, LLC was the placement agent for the Convertible Debentures and the Warrants offering. The Company paid Univest Securities, LLC a total cash fee equal to 7% of the aggregate gross proceeds and a non-accountable expense allowance equal to 0.5% of the gross proceeds. Additionally, the Company issued to Univest Securities, LLC warrants to purchase 1,072 shares of common stock, which equals to 6% of the Warrant Shares, for an exercise price equal to 120% of the exercise price of the Warrants, as adjusted. The warrants issued to Univest Securities, LLC have a term of five years and are first exercisable six months after the date of issuance.

The transaction was completed on May 16, 2022. The Company received gross proceeds from the sale of the Convertible Debentures and the Warrants in the amount of $1,000,000, before deducting placement agent fees and expenses. The Company has used the net proceeds for working capital and general business purposes.

On May 3, 2024, the Company signed final settlement agreements with the Investors of the Convertible Notes and Warrants (together, the “Final Settlement Agreements”) to settle the balances of the Convertible Notes and Warrants for $250,000 for each of the Investors, totaling $500,000, besides an aggregate of $1,200,000 paid by the Company in 2023. On May 24, 2024, in accordance with the Final Settlement Agreements, the Company paid the settlement sum of $250,000 to each Investor, and each of the Investors executed a Release of Security Interests evidencing and effecting the release, relinquishment, and discharge of certain security interests, including certain UCC financing statements as referenced therein. In light of the above, the Convertible Notes and the Warrants are terminated in full and rendered null and void.

Acquisition of Cedar Modern Limited

On October 11, 2024, the Company entered into a share purchase agreement (the “Cedar SPA”) with Chuntao Li, pursuant to which Chuntao Li has agreed to transfer to the Company all of the outstanding shares of Cedar Modern Limited, a company incorporated under the laws of Hong Kong, in exchange for the issuance of 560,550 shares of the Company’s common stock to Chuntao Li.

Acquisition of Raleigh Industries Limited

On November 13, 2024, the Company entered into a share purchase agreement (the “Raleigh SPA”) with Jianqun Xu, pursuant to which Jianqun Xu has agreed to transfer to the Company all of the outstanding shares of Raleigh Industries Limited, a company incorporated under the laws of Hong Kong, in exchange for the issuance of 562,500 shares of the Company’s common stock to Jianqun Xu.

II-2

Financing and Strategic Planning Advisory Agreement with Linkun Investment LLC

On December 4, 2024, the Company entered into a Financing and Strategic Planning Advisory Agreement with Linkun Investment LLC (“Linkun Investment”, and such agreement, the “Linkun Investment Consulting Agreement”). Pursuant to the Linkun Investment Consulting Agreement, Linkun Investment has agreed to provide certain strategic planning advisory services in connection with the Company’s business development during the term of the agreement, which is for six months from the date of execution of the Linkun Investment Consulting Agreement, unless otherwise earlier terminated by mutual agreement of the parties.

In consideration for agreeing to provide such strategic planning advisory services under the Linkun Investment Consulting Agreement, the Company issued 375,000 shares of common stock to an entity designated by Linkun Investment on December 9, 2024.

Business Development Agreement with CAKL Holdings Sdn Bhd

On December 4, 2024, the Company entered into a Business Development Agreement with CAKL Holdings Sdn Bhd (“CAKL”, and such agreement, the “CAKL Consulting Agreement”).

Pursuant to the CAKL Consulting Agreement, CAKL has agreed to provide supply chain related consulting services in connection with the Company’s business development, sales strategies, promotion and marketing planning, during the term of the agreement, which is for one year from the date of execution of the CAKL Consulting Agreement.

In consideration for agreeing to provide such supply chain related consulting services under the CAKL Consulting Agreement, the Company issued 562,500 shares of common stock to an entity designated by CAKL on December 9, 2024.

Technical Service Agreement with San River International Sdn Bhd

On December 4, 2024, the Company entered into a Technical Service Agreement with San River International Sdn Bhd (“San River”, and such agreement, the “San River Consulting Agreement”).

Pursuant to the San River Consulting Agreement, San River has agreed to provide technical support, business support and related consulting services in connection with the Company’s business development, and as reasonably requested by the Company, during the term of the agreement, which is for one year from the date of execution of the San River Consulting Agreement, unless otherwise earlier terminated in accordance with the terms of the San River Consulting Agreement.

In consideration for agreeing to provide such technical support, business support and related consulting services under the San River Consulting Agreement, the Company issued 575,000 shares of common stock to an entity designated by San River on December 9, 2024.

Oneflow Private Placement

On December 6, 2024, the Company entered into a securities purchase agreement with Oneflow LLC as the lead investor and four other passive investors (the “Oneflow SPA”), pursuant to which the Company agreed to sell common stock to various purchasers (the “Oneflow Purchasers”) in a private placement transaction (the “Oneflow Private Placement”). Pursuant to the Oneflow SPA, the Company agreed to transfer, assign, set over and deliver to the Oneflow Purchasers and the Oneflow Purchasers agreed, severally and not jointly, to acquire from the Company in the aggregate 5,000,000 shares of common stock at the average of the closing prices for the five trading days immediately prior to the closing per share.

The Oneflow Private Placement closed on March 31, 2025.

X29 Private Placement

On December 6, 2024, the Company entered into a securities purchase agreement with X29 LLC as the lead investor and four other passive investors (the “X29 SPA”), pursuant to which the Company agreed to sell common stock to these investors (the “X29 Purchasers”) in a private placement transaction (the “X29 Private Placement”). Pursuant to the X29 SPA, the Company agreed to transfer, assign, set over and deliver to the X29 Purchasers and the X29 Purchasers agreed, severally and not jointly, to acquire from the Company in the aggregate 10,000,000 shares of common stock at the average of the closing prices for the five trading days immediately prior to the closing per share.

The X29 Private Placement closed on September 3, 2025.

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Caitlin Private Placement

On December 20, 2024, the Company entered into a securities purchase agreement with Caitlin Xu Kang as the lead investor and other passive investors (the “Caitlin SPA”), pursuant to which the Company agreed to sell common stock to these investors (the “Caitlin Purchasers”) in a private placement transaction (the “Caitlin Private Placement”). Pursuant to the Caitlin SPA, the Company agreed to transfer, assign, set over and deliver to the Caitlin Purchasers and the Caitlin Purchasers agreed, severally and not jointly, to acquire from the Company in the aggregate 1,125,000 shares of common stock at $1.20 per share, with the total consideration of $1,350,000. The transaction was closed on December 20, 2024.

All of the shares above were offered and sold in a transaction not involving a public offering and in compliance with exemptions from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder.

Item 16. Exhibits.

Exhibit Number	Description
3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 of our Registration Statement on Form S-1 (File No. 333-273246), as amended, initially filed with the Securities and Exchange Commission on July 14, 2023)
3.2	Certificate of Amendment to the Articles of Incorporation (incorporated by reference to Exhibit 3.2 of our Registration Statement on Form S-1 (File No. 333-273246), as amended, initially filed with the Securities and Exchange Commission on July 14, 2023)
3.3	Certificate of Designation of Series A Preferred Stock (incorporated by reference to Exhibit 3.3 of our Registration Statement on Form S-1 (File No. 333-273246), as amended, initially filed with the Securities and Exchange Commission on July 14, 2023)
3.4	Certificate of Amendment to the Certificate of Designation of Series A Preferred Stock (incorporated by reference to Exhibit 3.4 of our Registration Statement on Form S-1 (File No. 333-273246), as amended, initially filed with the Securities and Exchange Commission on July 14, 2023)
3.5	Bylaws (incorporated by reference to Exhibit 3.5 of our Registration Statement on Form S-1 (File No. 333-273246), as amended, initially filed with the Securities and Exchange Commission on July 14, 2023)
5.1**	Opinion of Fennemore Craig, P.C.
5.2**	Opinion of Grandall Law Firm, regarding certain PRC law matters
10.1	Employment Agreement between the Company and Lin Li dated July 1, 2022 (incorporated by reference to Exhibit 10.2 of our Registration Statement on Form S-1 (File No. 333-273246), as amended, initially filed with the Securities and Exchange Commission on July 14, 2023)
10.2	Employment Agreement between the Company and Kurtis W. Winn dated July 1, 2022 (incorporated by reference to Exhibit 10.4 of our Registration Statement on Form S-1 (File No. 333-273246), as amended, initially filed with the Securities and Exchange Commission on July 14, 2023)
10.3	English translation of the Construction Agreement between NCP and Changzhou Wanyuan Construction Engineering Co., dated July 26, 2021 (incorporated by reference to Exhibit 10.12 of our Registration Statement on Form S-1 (File No. 333-273246), as amended, initially filed with the Securities and Exchange Commission on July 14, 2023)
10.4	English Translation of Form of Loan Agreement by and between NCP and Industrial and Commercial Bank of China dated June 4, 2024 (Contract No. 2024 (Wujin) Zi 00690) (incorporated by reference to Exhibit 10.4 of our Registration Statement on Form S-1 (File No. 333-284033), as amended, initially filed with the Securities and Exchange Commission on December 23, 2024)
10.5	English Translation of Form of Loan Agreement by and between NCP and Industrial and Commercial Bank of China dated June 4, 2024 (Contract No. 2024 (Wujin) Zi 00957) (incorporated by reference to Exhibit 10.5 of our Registration Statement on Form S-1 (File No. 333-284033), as amended, initially filed with the Securities and Exchange Commission on December 23, 2024)
10.6	English Translation of Loan Agreement by and between NCP and Jiangnan Rural Commercial Bank entered on March 26, 2020 (incorporated by reference to Exhibit 10.6 of our Registration Statement on Form S-1 (File No. 333-284033), as amended, initially filed with the Securities and Exchange Commission on December 23, 2024)
10.7	2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.17 of our Registration Statement on Form S-1 (File No. 333-273246), as amended, initially filed with the Securities and Exchange Commission on July 14, 2023)

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10.8†	Lease Agreement, dated July 26, 2024 and amended as of August 5, 2024, among Northann Corp. and SKY SC LLC (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on August 5, 2024)
10.9	Share Purchase Agreement, dated as of October 11, 2024, by and between Northann Corp .and Chuntao Li (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on October 15, 2024)
10.10	Share Purchase Agreement by and between the Company and Jianquan Xu dated November 13, 2024 (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on November 15, 2024)
10.11	First Amendment of Lease, dated November 19, 2024, among Northann Corp. and SKY SC LLC (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed with the SEC on November 21, 2024)
10.12	Financing and Strategic Planning Advisory Agreement by and between the Company and Linkun Investment LLC dated December 4, 2024 (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on December 5, 2024)
10.13	Business Development Agreement by and between the Company and CAKL Holdings Sdn Bhd dated December 4, 2024 (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed with the SEC on December 5, 2024)
10.14	Technical Service Agreement by and between the Company and San River International Sdn Bhd dated December 4, 2024 (incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K filed with the SEC on December 5, 2024)
10.15	Form of Share Purchase Agreement by and between the Company and Oneflow LLC as the lead investor and other investors dated December 6, 2024 (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on December 6, 2024)
10.16	Form of Registration Rights Agreement by and between the Company and Oneflow LLC as the lead investor and other investors dated December 6, 2024 (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed with the SEC on December 6, 2024)
10.17	Form of Share Purchase Agreement by and between the Company and X29 LLC as the lead investor and other investors dated December 6, 2024 (incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K filed with the SEC on December 6, 2024)
10.18	Form of Registration Rights Agreement by and between the Company and X29 LLC as the lead investor and other investors dated December 6, 2024 (incorporated by reference to Exhibit 10.4 of our Current Report on Form 8-K filed with the SEC on December 6, 2024)
10.19	Form of Share Purchase Agreement by and between the Company and Caitlin Xu Kang as the lead investor and other investors dated December 20, 2024 (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on December 23, 2024)
10.20	EB-5 Loan Agreement dated January 21, 2025, between 3D PRINTING DEV, LLC and 3DFLOR OPPORTUNITY, LP (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on March 5, 2025)
10.21	Promissory Note issued by 3D PRINTING DEV, LLC on January 27, 2025 (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed with the SEC on March 5, 2025)
10.22	Membership Interest Pledge Agreement dated January 27, 2025, by and among Benchwick LLC, 3DFLOR OPPORTUNITY, LP and 3D PRINTING DEV, LLC (incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K filed with the SEC on March 5, 2025)
14.1	Code of Business Conduct and Ethics of the Company (incorporated by reference to Exhibit 10.16 of our Registration Statement on Form S-1 File No. 333-273246), as amended, initially filed with the Securities and Exchange Commission on July 14, 2023)
14.2	Insider Trading Policies (incorporated by reference to Exhibit 10.16 of our Registration Statement on Form S-1 (File No. 333-273246), as amended, initially filed with the Securities and Exchange Commission on July 14, 2023)
16.1	Letter dated May 24, 2025 from WWC. P.C. addressed to the U.S. Securities and Exchange Commission confirming the disclosure contained in Item 4.01 of our Current Report on Form 8-K initially filed with the SEC on May 27, 2025, as amended (incorporated by reference to Exhibit 16.1 of our Current Report on Form 8-K filed with the SEC on May 27, 2025)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of our Annual Report on Form 10-K filed with the SEC on July 1, 2025)
23.1*	Consent of LAO Professionals
23.2*	Consent of WWC, P.C.
23.3**	Consent of Fennemore Craig, P.C. (included in Exhibit 5.1)
23.4**	Consent of Grandall Law Firm (included in Exhibit 5.2)
24.1**	Power of Attorney (included on signature page)
99.1	Audit Committee Charter (incorporated by reference to Exhibit 99.2 of our Registration Statement on Form S-1 (File No. 333-273246), as amended, initially filed with the Securities and Exchange Commission on July 14, 2023)
99.2	Nominating Committee Charter (incorporated by reference to Exhibit 99.3 of our Registration Statement on Form S-1 (File No. 333-273246), as amended, initially filed with the Securities and Exchange Commission on July 14, 2023)
99.3	Compensation Committee Charter (incorporated by reference to Exhibit 99.44 of our Registration Statement on Form S-1 (File No. 333-273246), as amended, initially filed with the Securities and Exchange Commission on July 14, 2023)
99.4	Clawback Policy (incorporated by reference to Exhibit 97.1 of our Annual Report on Form 8-K filed with the SEC on April 15, 2024)
107**	Filing Fee Table

*	Filed herewith.
**	Previously filed.
†	Exhibits and schedules to this Exhibit have been omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

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Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	The undersigned Registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Lawn, , State of South Carolina on October 24, 2025.

Northann Corp.

By:	/s/ Lin Li
Lin Li
Chairman of the Board, Chief Executive Officer, President, Secretary, Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Lin Li	Chairman of the Board, Chief Executive Officer, President, Secretary, and Treasurer	October 24, 2025
Lin Li	(Principal Executive Officer)

/s/ Sunny S. Prasad	Interim Chief Financial Officer	October 24, 2025
Sunny S. Prasad	(Principal Financial Officer and Interim Principal Accounting Officer)

*	Director	October 24, 2025
Kurtis W. Winn

*	Director	October 24, 2025
Bradley C. Lalonde

*	Director	October 24, 2025
Umesh Patel

*	Director	October 24, 2025
Jing Zhang

*By:	/s/ Lin Li
Lin Li
Attorney-in-Fact

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